UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement
Earthstone Energy, Inc.
(Name of Registrant as Specified in Its Charter)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

EARTHSTONE ENERGY, INC.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
NOTICE OF ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
Dear Stockholder:                                     June 15, 2022
    This notice of action by written consent pursuant to Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”) and the accompanying information statement (the “Information Statement”) are being furnished by the Board of Directors (the “Board”) of Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and together with its consolidated subsidiaries, the “Company,” “we,” “us” or “our”), to the holders of record at the close of business on January 30, 2022 of the outstanding shares of Earthstone’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), and Class B common stock, par value $0.001 per share (“Class B Common Stock” and collectively with the Class A Common Stock, the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
    On April 14, 2022, Earthstone issued 280,000 shares of its newly authorized Series A convertible preferred stock, par value $0.001 per share (the “Preferred Stock”), in a private placement pursuant to the terms of that certain Securities Purchase Agreement, dated as of January 30, 2022 (the “SPA”), by and among Earthstone, EnCap Energy Capital Fund XI, L.P. (“EnCap Fund XI”), an affiliate of EnCap Investments L.P. (“EnCap”), and Cypress Investments, LLC (“Cypress” and collectively with EnCap Fund XI, the “Investors”), a fund managed by Post Oak Energy Capital, LP (“Post Oak”), in exchange for gross proceeds of $280 million in cash. The Preferred Stock has the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, as are set forth in the Certificate of Designations for the Preferred Stock filed with the Secretary of State of the State of Delaware (the “Certificate”), a copy of which is attached to the accompanying Information Statement as Annex A. The net proceeds of the private placement were used to fund a portion of the purchase price for oil and natural gas leases and related property in the Midland Basin, Texas, which the Company acquired from Bighorn Asset Company, LLC (“Bighorn”) on April 14, 2022 pursuant to that certain Purchase and Sale Agreement dated as of January 30, 2022 (the “Purchase Agreement”) by and among Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company and subsidiary of Earthstone (“EEH”), and Bighorn.
The purpose of the accompanying Information Statement is to provide formal notice to Earthstone’s stockholders that, on January 30, 2022, holders of approximately 61.6% of the voting power of all of the outstanding shares of Common Stock delivered to Earthstone an irrevocable written consent (the “Written Consent”) in lieu of a special meeting of stockholders approving the conversion feature of the Preferred Stock and the issuance of the Class A Common Stock upon conversion of the Preferred Stock.
The Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”). Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock, if:
•    such common stock or securities have, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or securities convertible into common stock;
•    the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock; or
•    the number of shares of common stock to be issued is, or will be upon issuance, equal to more than one percent of the number of shares of common stock outstanding or voting power outstanding before the issuance and such issuance is to a Related Party (as defined in the NYSE Listed Company Manual) of Earthstone, or where such securities are issued as consideration in a transaction in which a Related Party has a five percent or greater interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock or securities convertible into common stock could result in an issuance that exceeds either five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance.
Because the number of shares of Class A Common Stock issuable upon conversion of the shares of Preferred Stock issued pursuant to the SPA would represent greater than each of the foregoing thresholds, and because EnCap Fund XI who purchased shares of Preferred Stock pursuant to the SPA is a Related Party (as defined in the NYSE Listed Company Manual) of Earthstone, stockholder approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock was required under NYSE rules and regulations.
On January 30, 2022, certain entities controlled or affiliated with EnCap (collectively, the “EnCap Funds”) and certain entities controlled or affiliated with Warburg Pincus LLC (collectively, the “Warburg Funds”, and together with the EnCap Funds, the “Consenting Stockholders”) delivered to Earthstone the Written Consent approving the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock. As of January 30, 2022, the Consenting Stockholders held shares of Common Stock representing, in the aggregate, approximately 61.6% of the voting power of all of the outstanding shares of Common Stock. Accordingly, the Written Consent provided the requisite approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock by Earthstone’s stockholders in accordance with the NYSE rules and regulations. No further approval of the stockholders is required to approve the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock under the Third Amended and Restated Certificate of Incorporation of Earthstone, as amended (the “Certificate of Incorporation”), the Amended and Restated Bylaws of Earthstone, as amended (the “Bylaws”), the DGCL, the SPA or the NYSE rules and regulations. As a result, Earthstone is not soliciting your vote for the approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock and does not intend to call a meeting of stockholders for purposes of voting on the adoption and approval thereof.
Pursuant to the DGCL, the Written Consent was effective upon delivery to Earthstone. Pursuant to Rule 14c-2 of the Exchange Act, the actions contemplated by the Written Consent may not be taken until 20 calendar days following the date we first mail the accompanying Information Statement to our stockholders. Accordingly, we expect the conversion of the Preferred Stock into 25,225,225 shares of Class A Common Stock to occur on or about July 6, 2022 (the 21st calendar day following the date on which we expect to mail the accompanying Information Statement to our stockholders), after which time the Preferred Stock will no longer be outstanding and EnCap Fund XI and Cypress will own the shares of Class A Common Stock issuable upon conversion of the Preferred Stock.
The audit committee (the “Audit Committee”) of the Board, consisting of independent and disinterested members of the Board, carefully reviewed and considered the terms and conditions of the SPA, the Certificate, the Preferred Stock, the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock. The Audit Committee unanimously (i) determined that the SPA is fair to, and in the best interests of, Earthstone and its stockholders; (ii) approved and declared advisable the Certificate, the SPA and the ancillary agreements and documents appended thereto and each of the transactions contemplated therein, including the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock; and (iii) recommended that the Board approve the Certificate, the SPA, the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock, and that the approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock be submitted to Earthstone’s stockholders for approval in accordance with the terms of the SPA and the rules of the NYSE. The Board approved the Certificate, the SPA, the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock and recommended that the stockholders of Earthstone approve the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock and directed that the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock be submitted to the holders of the Common Stock for their approval.
This notice of action by written consent and the accompanying Information Statement constitutes notice to you from Earthstone pursuant to Section 228(e) of the DGCL that the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock have been approved by the holders of a majority of the voting power of all of the outstanding shares of Common Stock by Written Consent in lieu of a special meeting in accordance with Section 228 of the DGCL and the NYSE rules and regulations.
EARTHSTONE IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND EARTHSTONE A PROXY.
PLEASE NOTE THAT THE CONSENTING STOCKHOLDERS HAVE VOTED TO APPROVE THE CONVERSION FEATURE OF THE PREFERRED STOCK AND THE ISSUANCE OF THE SHARES OF CLASS A COMMON STOCK UPON THE CONVERSION OF THE PREFERRED STOCK. THE NUMBER OF VOTES HELD BY THE CONSENTING STOCKHOLDERS IS SUFFICIENT TO SATISFY THE STOCKHOLDER

VOTE REQUIREMENT UNDER SECTION 312 OF THE NYSE LISTED COMPANY MANUAL, THE DGCL, THE CERTIFICATE OF INCORPORATION, THE BYLAWS AND THE SPA FOR THESE ACTIONS AND CONSEQUENTLY, NO ADDITIONAL VOTES WILL BE NEEDED TO APPROVE THE CONVERSION FEATURE OF THE PREFERRED STOCK AND THE ISSUANCE OF THE SHARES OF CLASS A COMMON STOCK UPON THE CONVERSION OF THE PREFERRED STOCK. THE CORPORATE ACTIONS DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT REQUIRED STOCKHOLDER APPROVAL FROM THE HOLDERS OF OUR OUTSTANDING COMMON STOCK BECAUSE OUR COMMON STOCK IS TRADED ON THE NYSE AND BECAUSE THE SPA PROVIDED FOR IT.
The Information Statement accompanying this letter provides you with more specific information concerning the issuance of the Preferred Stock. We encourage you to carefully read the accompanying Information Statement and the annex attached thereto.

By Order of the Board of Directors,
/s/ William A. Wiederkehr, Jr.
WILLIAM A. WIEDERKEHR, JR.
Corporate Secretary
    The accompanying Information Statement is dated June 15, 2022 and is first being mailed to our stockholders on or about June 15, 2022.

EARTHSTONE ENERGY, INC.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
INFORMATION STATEMENT
June 15, 2022
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
    This information statement (this “Information Statement”) is being furnished by the Board of Directors (the “Board”) of Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and together with its consolidated subsidiaries, the “Company,” “we,” “us” or “our”), to the holders of record at the close of business on January 30, 2022 of the outstanding shares of Earthstone’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), and Class B common stock, par value $0.001 per share (“Class B Common Stock” and collectively with the Class A Common Stock, the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
    On April 14, 2022, Earthstone issued 280,000 shares of its newly authorized Series A convertible preferred stock, par value $0.001 per share (the “Preferred Stock”), in a private placement pursuant to the terms of that certain Securities Purchase Agreement, dated as of January 30, 2022 (the “SPA”), by and among Earthstone, EnCap Energy Capital Fund XI, L.P. (“EnCap Fund XI”), an affiliate of EnCap Investments L.P. (“EnCap”), and Cypress Investments, LLC (“Cypress” and collectively with EnCap Fund XI, the “Investors”), a fund managed by Post Oak Energy Capital, LP (“Post Oak”), in exchange for gross proceeds of $280 million in cash. The Preferred Stock has the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, as are set forth in the Certificate of Designations for the Preferred Stock filed with the Secretary of State of the State of Delaware (the “Certificate”), a copy of which is attached hereto as Annex A. The net proceeds of the private placement were used to fund a portion of the purchase price for oil and natural gas leases and related property in the Midland Basin, Texas, which the Company acquired from Bighorn Asset Company, LLC (“Bighorn”) on April 14, 2022 pursuant to that certain Purchase and Sale Agreement dated as of January 30, 2022 (the “Purchase Agreement”) by and among Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company and subsidiary of Earthstone (“EEH”), and Bighorn. This Information Statement is dated June 15, 2022 and is first being mailed to our stockholders on or about such date.

ABOUT THIS INFORMATION STATEMENT

What is the purpose of this Information Statement?

    This Information Statement is being furnished to you pursuant to the requirements of the Exchange Act and the Delaware General Corporation Law (the “DGCL”) to notify you of a corporate action taken by holders of a majority of the voting power of all of the outstanding shares of Common Stock pursuant to an irrevocable written consent (the “Written Consent”) in lieu of a special meeting of stockholders approving the conversion feature of the Preferred Stock and the issuance of the Class A Common Stock upon conversion of the Preferred Stock. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect this action as early as possible to accomplish the purposes described below, the Board elected to seek the written consent of the stockholders in lieu of a special meeting. Earthstone is making this Information Statement available to you on or about June 15, 2022. Earthstone is not soliciting your proxy or consent and you are not being asked to take any action in connection with this Information Statement.

Who is entitled to notice?

    Each holder of record of outstanding shares of our Common Stock as of the close of business on January 30, 2022, the date the Written Consent was delivered to Earthstone, is entitled to notice of the action taken pursuant to the Written Consent. Each holder of record of outstanding shares of our Common Stock as of the close of business on May 2, 2022 will also receive notice of the action taken pursuant to the Written Consent.

Why did Earthstone seek stockholder approval?

    On January 30, 2022, the Board (upon receiving the recommendation of the audit committee (the “Audit Committee”) of the Board) authorized the issuance and sale of $280 million of Preferred Stock, and approved the pricing and other terms of the issuance of the Preferred Stock. On that same date, Earthstone entered into the SPA to sell, in a private placement, 280,000 shares of Preferred Stock, each share of which will be convertible into 90.0900900900901 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), for gross proceeds of $280 million in cash, or the equivalent of $11.10 per share of Class A Common Stock (the “Conversion Price”). If the Preferred Stock has not automatically converted into Class A Common Stock on or before October 1, 2022, then each holder of Preferred Stock will be entitled to receive dividends at an annual rate of 8% of the initial liquidation preference per share from the date of issuance. Each share of Preferred Stock has an initial liquidation preference of $1,000. If a cash dividend is not declared and paid on any dividend payment date, then the liquidation preference per share of Preferred Stock will be increased by the amount of the unpaid dividend. Earthstone will be required to redeem all of the outstanding shares of Preferred Stock if the Preferred Stock has not been converted into Class A Common Stock on or before November 22, 2025. The Conversion Price is subject to adjustment in certain circumstances, including stock splits, stock dividends, rights offerings or conversion of our Common Stock. The net proceeds from the sale of the Preferred Stock were used to partially fund the purchase price of certain assets of Bighorn, as described below under “Background and Reasons for the Preferred Stock Issuance and Stockholder Approval—Background and Reasons for the Preferred Stock Issuance.”

The Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”). Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock, if:

•    such common stock or securities have, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or securities convertible into common stock;

•    the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock; or

•    the number of shares of common stock to be issued is, or will be upon issuance, equal to more than one percent of the number of shares of common stock outstanding or voting power outstanding before the issuance and such issuance is to a Related Party (as defined in the NYSE Listed Company Manual) of Earthstone, or where such securities are issued as consideration in a transaction in which a Related Party has a five percent or greater interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock or securities convertible into common stock could result in an issuance that exceeds either five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance.

Because the number of shares of Class A Common Stock issuable upon conversion of the shares of Preferred Stock issued pursuant to the SPA would represent greater than each of the foregoing thresholds, and because EnCap Fund XI who purchased shares of Preferred Stock pursuant to the SPA is a Related Party (as defined in the NYSE Listed Company Manual) of Earthstone, stockholder approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock is required under NYSE rules and regulations.

What actions were approved by the written consent of holders of a majority of the voting power of all of the outstanding shares of Common Stock?

    Pursuant to the Written Consent, the following actions were authorized and approved by holders of a majority of the voting power of all of the outstanding shares of Common Stock:

•    In accordance with Section 312.03 of the NYSE Listed Company Manual, the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock.

•    Any actions and the making of all expenditures deemed by the officers of Earthstone to be necessary or desirable in carrying out and effectuating the conversion of the Preferred Stock and the issuance of shares of Class A Common Stock in connection therewith.

What vote was required to approve the actions?

    Pursuant to Section 312.03 of the NYSE Listed Company Manual, the Third Amended and Restated Certificate of Incorporation of Earthstone, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of Earthstone, as amended (the “Bylaws”), the approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock required the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Under Section 228 of the DGCL, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. As of the close of business on January 30, 2022, there were 87,814,265 shares of Common Stock issued and outstanding, each share of which entitled the holder thereof to one vote on each matter submitted to our stockholders, and the stockholders holding approximately 61.6% of our issued and outstanding shares of Common Stock executed and delivered the Written Consent to Earthstone on such date, providing the approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock required by the NYSE rules and regulations. Because the requisite stockholder approval for the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock has been received, all corporate approvals by or on behalf of Earthstone required for the matters referred to herein have been obtained and no further votes will be needed.

Do I have appraisal rights?

    No. None of the DGCL, the Certificate of Incorporation or the Bylaws provides holders of the Common Stock or Preferred Stock with dissenters’ or appraisal rights in connection with the actions by Written Consent described in this Information Statement.

Will the automatic conversion of the Preferred Stock be dilutive (in terms of voting power) to existing holders of the Common Stock?

    Yes, the conversion of the Preferred Stock will be dilutive to existing holders of the Common Stock. Based on the capitalization of Earthstone as of May 2, 2022 and the conversion rate of 90.0900900900901 shares of Class A Common Stock per share of Preferred Stock, the conversion of the Preferred Stock will result in the holders thereof owning approximately 18.2% of the outstanding Common Stock after giving effect to such conversion. This would amount to a dilution in voting power of approximately 18.2% to existing holders of the Common Stock. See the section “Security Ownership of Certain Beneficial Owners and Management” for more information.

BACKGROUND AND REASONS FOR THE PREFERRED STOCK ISSUANCE
AND STOCKHOLDER APPROVAL

Background and Reasons for the Preferred Stock Issuance

Earthstone is actively involved in the evaluation, acquisition and development of oil and natural gas properties in the Permian Basin (Midland and Delaware sub-basins in Texas and New Mexico) and the Eagle Ford trend in Texas.

Sable Permian Resources, LLC (“Sable”), the predecessor to Bighorn, filed for bankruptcy in 2020 and, in February 2021, Sable emerged from bankruptcy as Bighorn Asset Company, LLC (“Bighorn”). In late October 2021, RBC Richardson Barr Securities, Inc. (“RBC”), exclusive financial advisor to Bighorn, provided an executive summary to selected parties regarding a potential sale of Bighorn’s oil and natural gas assets located in the southern Midland Basin of Texas (the “Bighorn Assets”).

Management began evaluating the Bighorn Assets after executing a confidentiality agreement with Bighorn on October 30, 2021. Due to the expected size of the transaction of over $800 million, management began to consider options for financing the purchase of the Bighorn Assets including debt, equity, potential non-operating working interest partners and other alternatives.

In connection with reviewing and monitoring similar transactions in the industry, management has maintained relationships with private equity sponsors. Post Oak Energy Capital, LP, a private investment fund (referred to herein as “Post Oak”), was one such private equity sponsor with whom Earthstone management had discussed both potential capital investments and transactions over the past several years. In early November 2021, Robert J. Anderson, President and Chief Executive Officer of Earthstone, contacted Henry S. May III, Senior Vice President of Post Oak, to discuss the possible purchase of the Bighorn Assets and how Post Oak might provide equity capital to be used as part of the Bighorn Asset purchase price.

During the month of November, Messrs. Anderson and May held a number of telephonic discussions regarding the Bighorn Assets. On November 29, 2021, Earthstone management held a video conference with Post Oak’s management and principals to provide a technical evaluation of the Bighorn Assets and the potential impact on Earthstone’s business if Earthstone were to purchase the Bighorn Assets. The primary purpose of the meeting was to seek a basis for a possible bid on the Bighorn Assets and the interest, if any, of Post Oak. Post Oak management preliminarily indicated Post Oak would likely participate with Earthstone by providing an equity investment in Earthstone in the range of $75-$150 million. Also, at this time, Earthstone was also considering bringing in industry non-operating parties in order to reduce Earthstone’s share of the overall purchase price to management’s desired interest level of 75% to 85% of the total. The parties agreed further discussion was necessary regarding the nature and scope of the financing and that management would follow-up with Post Oak in the near future.

Mr. Anderson also discussed the potential purchase of the Bighorn Assets with the Board during a November 17, 2021 Earthstone board meeting. The discussion included purchase price and financing alternatives, one of which included Post Oak providing equity capital in the form of a private investment in public equity (“PIPE”) and other forms of industry non-operating partner participations.

Shortly thereafter, after consultation with the Board, Earthstone submitted a bid for the Bighorn Assets for $820 million, including $100 million of Class A Common Stock. RBC subsequently informed Mr. Anderson that Earthstone’s bid was unsuccessful. Mr. Anderson thereafter informed the Board and Post Oak that Bighorn had informed him that Bighorn was going in a different direction.

On December 22, 2021, Mr. Anderson received a call from RBC to discuss whether the Earthstone bid for Bighorn could still be considered active. RBC indicated to Mr. Anderson that Bighorn was willing to engage with Earthstone at the valuation for Bighorn previously offered if Earthstone could act quickly; however, exclusivity with Earthstone as the only potential purchaser of the Bighorn Assets would not be granted by Bighorn. Thereafter, Mr. Anderson spoke with Mr. May and confirmed that Post Oak was still interested in participating. Additionally, Mr. Anderson engaged in discussions with EnCap to determine whether it had any interest in participating in an equity investment on the same terms as Post Oak. In late December 2021, Earthstone management shared reserve and capitalization table summaries with Post Oak and EnCap. Separate discussions among Earthstone management, EnCap and Post Oak ensued near the end of December 2021 and early January 2022 in order to determine a possible deal structure that would be acceptable to all parties. At this point in time Earthstone’s bid was $820 million, consisting of $720 million in cash and $100 million in equity issuable to Bighorn and assuming a $10 stock price of the Class A Common Stock.

On December 30, 2021, Mr. Anderson provided an update to the Board regarding the possible purchase of the Bighorn Assets at the $820 million level. This included a hypothetical structure that assumed equity to Bighorn ranging from $70-$100 million and a PIPE with Post Oak and EnCap Fund XI of an aggregate of $250 million, with the remainder of the purchase price to be funded through the Company’s existing credit facility. Assuming $70-$100 million of equity to the seller, Earthstone determined that issuing at least $250 million of equity in the PIPE was necessary to keep the absolute debt and leverage ratios within Earthstone’s historical levels. Discussions were held between Earthstone and Post Oak and separately between Earthstone and EnCap in early January 2022 regarding the possible PIPE transaction.

During early January 2022, EnCap notified Mr. Anderson that it was interested in participating in a PIPE transaction. Mr. Anderson immediately notified Jay F. Joliat, the Chair of the Audit Committee, of EnCap’s potential participation in the PIPE transaction. After Mr. Anderson’s discussions with Mr. Joliat, it was determined that Mr. Anderson, on behalf of the Audit Committee, would negotiate directly with Post Oak, that EnCap would not participate in the negotiations, and that EnCap’s investment would need to be on the same terms as those agreed to by Earthstone with Post Oak. Mr. Anderson notified EnCap that its investment would be on the same terms and price as agreed to with Post Oak and EnCap agreed to such a framework. The Audit Committee discussed with Jones & Keller, P.C. (“J&K”), legal counsel to Earthstone, and Richards, Layton & Finger, P.A., legal counsel to the Audit Committee, the advantages of engaging a financial advisor to assist it in connection with the PIPE transaction. The Audit Committee consists of Mr. Joliat and two other directors, Zachary G. Urban and Phillip D. Kramer, each of whom, along with Mr. Joliat, is highly qualified and an independent director under NYSE and Securities and Exchange Commission (“SEC”) rules. After interviewing different financial firms that had experience with smaller market capitalized exploration and production (“E&P”) companies, in early January 2022, Mr. Joliat engaged Johnson Rice & Company L.L.C. (“Johnson Rice”), an independent investment banking firm, on behalf of the Audit Committee to provide financial advice to the Audit Committee in connection with the potential PIPE transaction.

On January 7, 2022, Mr. Anderson discussed with Post Oak and EnCap that certainty of financing at the execution of the Purchase Agreement was of paramount importance to Bighorn. In order to provide certainty of sufficient cash to close the transaction, the parties discussed the use of a privately placed, convertible preferred stock that would convert to Class A Common Stock upon approval of the holders of Common Stock at the 2022 annual meeting of stockholders of Earthstone. This would require the Board to approve the transaction and would include a voting agreement with both EnCap and another large stockholder, Warburg Pincus LLC (“Warburg”), who collectively owned a majority of the outstanding shares of Common Stock. Pursuant to such voting agreement, each of EnCap and Warburg would agree to vote all of their shares of Common Stock to approve the conversion feature of the Preferred Stock and the issuance of shares of Class A Common Stock upon conversion of the Preferred Stock, both required as a result of the NYSE rules and regulations. Thereafter, it was agreed that EnCap and Warburg would instead execute a written consent of stockholders rather than a voting agreement, and Earthstone would provide notice to the holders of Common Stock via an information statement that would be filed with the SEC and mailed to holders of Common Stock. All parties, including Bighorn, agreed that subject to legal review and appropriate agreements, that this would be an acceptable structure to provide certainty of financing at the execution of the Purchase Agreement and an expedited closing to Bighorn.

On January 17, 2022, the Audit Committee met with management and J&K to discuss the related-party nature of the PIPE with EnCap Fund XI participating. The Audit Committee considered and determined its role in the potential PIPE transaction as a result of the related party nature with the involvement of EnCap and its affiliates. Mr. Anderson had previously provided the Audit Committee with a spreadsheet of possible funding sources and post-transaction ownership. He had also previously sent the Audit Committee a model and technical information relating to the proposed acquisition of the Bighorn Assets based on recent strip prices of oil and natural gas. The Audit Committee discussed its role in reviewing materials related to the PIPE, noting that Johnson Rice was engaged as financial advisor to the Audit Committee to advise on pricing of the shares issuable in the PIPE as such information was deemed to be helpful and appropriate since the proposal to sell equity included a related party. With Johnson Rice engaged to provide information related to the pricing in small public company PIPEs and equity offerings, the Audit Committee would have access to meaningful guidelines. It was also discussed and agreed by the Audit Committee and management that Post Oak and Mr. Anderson would negotiate the equivalent Class A Common Stock price for which the PIPE transaction would be made. EnCap Fund XI would not participate in the negotiation of this price but would be kept advised as negotiations progressed.

The Audit Committee discussed possible PIPE pricing-related matters and the significant amount of funds needed to be raised in order to have reasonable certainty that Earthstone would be able to enter into and complete the acquisition of the Bighorn Assets under a very tight time frame, given the competitive nature of the transaction and lack of exclusivity provided by Bighorn. It was the consensus of the Audit Committee that a public offering would not be achievable in a sufficiently short time frame to complete the acquisition of the Bighorn Assets as Earthstone would have to assemble an underwriting syndicate, provide updated financial statements and a reserve report as of the recent year end, and provide pro forma financial statements, all of which would take a significant amount of time to prepare. In addition, from a market and economic perspective, in light of Earthstone’s market capitalization, public float and trading volume, and the fact that Earthstone would need to conduct an offering of $250 million or more, it was highly likely that the public offering price would be a significant discount to the prevailing trading price of the Class A Common Stock.

Also, during the first three weeks of January 2022, the Company worked with its bank lending group in seeking to obtain an increase in the borrowing base and elected commitments under its senior secured revolving credit facility which would be necessary to provide a majority of the cash consideration for the purchase of the Bighorn Assets (in addition to the cash to be provided by the PIPE). On January 21, 2022, the Company’s bank lenders approved an amendment to the Company’s credit facility to increase Earthstone’s borrowing base from $825 million to $1,325 million, subject to the closing of the acquisition of the Bighorn Assets.

Messrs. Anderson and May had several discussions on the pricing of the PIPE investment beginning in mid-January 2022. Discussions centered around appropriate pricing metrics since the PIPE transaction was similar to a common stock offering because the Preferred Stock would automatically convert to Class A Common Stock 21 days after the SEC information statement was mailed to Earthstone stockholders.

In mid-January 2022, management suggested to Bighorn that it would be desirable to obtain exclusivity from Bighorn and, with increasing commodity prices, determined that the consideration offered could be increased to $770 million in cash with the seller taking approximately 6.8 million shares of Class A Common Stock. This was agreed to orally with the seller on January 24, 2022. Messrs. Anderson and May discussed the pricing of the PIPE after the consideration for the Bighorn Assets had been determined. Based on recent trading prices of the Class A Common Stock, on behalf of the Audit Committee, Mr. Anderson tentatively agreed to an $11 equivalent Class A Common Stock price for the PIPE shares. As the expectation for executing the SPA was in the near term, both Messrs. Anderson and May agreed to continue to review the proposed conversion price of the PIPE shares, with final determination of the conversion price to be immediately prior to the execution of definitive agreements relating to the acquisition of the Bighorn Assets.

On January 25, 2022, the Audit Committee held a meeting with representatives from Johnson Rice. Also present was Earthstone’s outside legal counsel and management. The purpose of the meeting was to review the preliminary analysis of Johnson Rice regarding PIPE pricing metrics and public equity offerings, as well as update the Audit Committee on the status of the Bighorn negotiations.

Mr. Joshua C. Cummings, the primary Johnson Rice representative, reviewed the Johnson Rice financing advisory presentation with the Audit Committee. The Audit Committee had engaged Johnson Rice as a financial advisor relating specifically to a contemplated $250 million PIPE private placement of shares of Preferred Stock convertible into shares of Class A Common Stock to Post Oak and EnCap Fund XI. Further, management (with final approval by the Audit Committee) and Post Oak would be negotiating the price and terms of the PIPE in which EnCap Fund XI also intended to participate. As part of its analysis, Johnson Rice considered the following:

•The accretive nature of the acquisition of the Bighorn Assets on a pro forma basis for the contemplated PIPE transaction;

•Earthstone’s absolute and relative Class A Common Stock price performance and implied discounts of PIPE pricing;

•Public equity capital market conditions and comparable transactions deemed relevant by Johnson Rice; and

•Private equity and equity-linked capital market conditions and comparable transactions deemed relevant by Johnson Rice.

Johnson Rice noted that it had reviewed public company markets and comparable transactions as well as a myriad of transactions in the private equity and equity-linked capital markets. Johnson Rice had also reviewed information on Earthstone and public companies it deemed relevant. Mr. Cummings noted the materials reviewed included public information relating to financings deemed relevant, a transaction analysis and a management presentation relating to Earthstone and the proposed Bighorn acquisition, all as provided to Johnson Rice by Earthstone management. Further, Johnson Rice reviewed any conflicts it might have relating to its engagement and Mr. Cummings reported that he had cleared the conflicts through the Johnson Rice conflict committee. Johnson Rice would be paid $125,000 for its engagement on the project.

Johnson Rice next discussed an accretion/dilution analysis. Johnson Rice reviewed the contemplated Bighorn Accretion – Dilution Analysis of the transaction and pro forma financing against Johnson Rice’s published research model and the unpublished research pro forma model for Earthstone’s previously announced Chisholm transaction (which closed in February 2022). Johnson Rice concluded that the contemplated acquisition of the Bighorn Assets and associated financing appeared to be accretive to earnings per share, while maintaining Earthstone’s same or slightly better leverage profile. The key assumptions were that the PIPE transaction was $250 million at $10.47 per share, a 15% discount to the $12.32 closing price of the Class A Common Stock as of January 24, 2022, as well as completion of a $750 million high-yield bond offering with a 7.5% coupon within the general time period of the acquisition of the Bighorn Assets. This analysis covered Earthstone on a stand-alone basis. Johnson Rice discussed another analysis that included the Chisholm acquisition added to the proposed acquisition of the Bighorn Assets. The analyses covered 2022 estimated cash flow per share, 2022 estimated earnings per share, 2022 estimated enterprise value (as of December 31, 2021) and 2022 estimated EBITDA.

Johnson Rice reviewed the absolute and relative stock price of the Class A Common Stock versus an implied discount with a table covering discounts of 10%, 15%, and 20% to the Earthstone volume weighted average price (“VWAP”) of 90, 60, 30, 15 and one day(s), noting that since January 1, 2021 the Class A Common Stock has slightly underperformed relative to its peer group composite of REPX, LPI, OAS, CPE, ROCC, HPK, while it has outperformed the broader Energy ETF (XOP).

Mr. Cummings then discussed accessing the public equity capital markets as an alternative method of financing Earthstone’s need for capital in connection with the acquisition of the Bighorn Assets. Johnson Rice concluded that the public equity capital markets for E&P and traditional energy companies have been influenced recently by a myriad of relevant factors, and that a potential public offering of the size needed to fund the acquisition of the Bighorn Assets carried significant execution risk compared to the certainty of the contemplated PIPE transaction. In the view of Johnson Rice:

•The limited depth and breadth of institutional investors has created significant volatility in the energy space even as underlying commodity pricing has improved;

•Recent investment in the energy E&P sector has become almost exclusively “trade-oriented” based on commodity price perceptions and movements. There was no fundamental investment tenet in most investors’ minds;

• Environmental, social, and governance and climate initiative mandates have significantly reduced the number of institutional investors actively investing in the space, creating an uncertain outcome with respect to any public offering and a necessary “book-build” process in seeking to complete a public offering; and

•Exchange-traded funds and program traded funds represent an increasing percentage of ownership of E&P and traditional energy company equities. These equity owners typically do not provide demand for public offerings, which reduces the amount of participation that may be expected from institutional ownership.

Mr. Cummings noted that there is considerable uncertainty regarding the public energy capital markets for E&P companies. He indicated that the institutional investor universe had decreased significantly and noted that the market for equity is presently more receptive to public equity offerings than in previous months but was still volatile and difficult to navigate. Further, Mr. Cummings noted that there were, at the time, very few small cap E&P buyers in the market.

Mr. Cummings then addressed recent public equity capital markets activity of E&P companies and oilfield services companies, noting that the precedent transactions suggest discounts to the 1-day close and the 30-day VWAP were prevalent, with greater discounts associated with offerings that approach 15-20% of pre-deal market capitalization, as would occur in the contemplated PIPE transaction. Johnson Rice reviewed over 100 private transactions and precedents going back to 2010 and chose five transactions as most comparable where there were significant equity issuances. Based on its review Johnson Rice observed that:

•Few comparable PIPE transactions have been completed in the E&P and traditional energy space over the last decade;

•The larger the offering as a percentage of market capitalization, the greater the discount to the 1-day close and 30-day VWAP;

•Change of control transactions resulted in a different pricing paradigm than minority transactions; and

•Small-cap companies (such as Earthstone) faced steeper illiquidity discounts than larger capitalized companies.

The Audit Committee proceeded to discuss the proposed pricing of the Class A Common Stock in a PIPE offering and furthered the dialog with the Johnson Rice representatives regarding the lack of viable alternatives in the public equity capital markets. It was understood that there was virtually no available equity financing possibility in the public markets for Earthstone with undiscounted pricing to the public market price. Any public offering of the Class A Common Stock in the range of $250 million would be very difficult to achieve and the offering would take much longer to complete than a PIPE and, more importantly, a public offering of the Class A Common Stock would not meet the demands of Bighorn to close the transaction relatively quickly. Thus, the Audit Committee concluded upon the advice of Johnson Rice that equity financing in the public markets of the magnitude needed to complete the acquisition of the Bighorn Assets was highly unlikely and that equity financing would likely not be available in the public markets at better pricing than with the contemplated PIPE.

During the week of January 24th, management discussed increasing the PIPE amount from $250 million to $280 million based on the increased purchase price of the Bighorn Assets. Mr. Anderson discussed separately with Post Oak and EnCap whether they would consider increasing their investment amount. At the end of January, Post Oak and EnCap Fund XI reviewed the proposed PIPE investment with their relevant investment committees and advisory boards and received approvals for a PIPE investment. Post Oak provided an indication of interest to invest $60 million and EnCap Fund XI provided an indication of interest to invest $220 million.

A further meeting of the Audit Committee was held on January 27, 2022, at which Johnson Rice reiterated the information set forth above and highlighted some minor changes given that the PIPE offering was contemplated to be increased to $280 million in cash. The basic conclusions of Johnson Rice remained generally the same. Mr. Anderson noted that the purchase price had been increased to $850 million. The Audit Committee again discussed with Johnson Rice the overall nature of the prices of the Class A Common Stock during January 2022. Johnson Rice reiterated that in light of the need to raise $280 million, it would be even more difficult to access the public markets for the reasons discussed in the Audit Committee meeting on January 25, 2022.

The Audit Committee then considered and discussed other matters and relationships relevant to the overall Bighorn transaction. The Audit Committee, subject to Audit Committee approval of the final conversion price of the PIPE shares, (i) determined that it was advisable and in the best interest of Earthstone and its stockholders for Earthstone to enter into the SPA and (ii) approved and declared advisable the Certificate, the SPA and the ancillary agreements and documents appended thereto and each of the transactions contemplated therein, including the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock. Under the SPA, Earthstone would sell and issue 280,000 shares of Preferred Stock for aggregate gross proceeds of $280 million. The Audit Committee recommended to the Board, subject to the final conversion price of the PIPE shares, that the Board approve the SPA, the Certificate and the transactions contemplated thereby (including the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock), and recommend that the stockholders approve the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock.

On January 28, 2022, Messrs. Anderson and May discussed the recent movement in the trading price of the Class A Common Stock and Mr. Anderson proposed an increase in the conversion price of the Preferred Stock. Mr. May agreed to an increase from the prior conversion price of $11.00 per share to $11.10 per share.

On January 30, 2022, the Audit Committee approved the final conversion price of the Preferred Stock of $11.10 per share after receiving an updated presentation from Johnson Rice, dated January 28, 2022.

The Board unanimously approved the SPA, the Certificate and the transactions contemplated thereby, including the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon the conversion of the Preferred Stock effective January 30, 2022.

On January 30, 2022, Earthstone, EEH, as buyer, and Bighorn, as seller, entered into the Purchase Agreement. Pursuant to the Purchase Agreement, which closed on April 14, 2022, EEH acquired the interests in oil and gas leases and related property of Bighorn located in the Midland Basin, Texas for a purchase price of $638.9 million in cash, net of preliminary and customary purchase price adjustments and subject to final post-closing adjustments, and 5,650,977 shares of Class A Common Stock, net of preliminary and customary purchase price adjustments and subject to final post-closing adjustments, and of which 510,638 shares are held in escrow to satisfy any seller indemnification obligations. The SPA was executed by Earthstone, Cypress and EnCap Fund XI substantially simultaneously with the execution of the Purchase Agreement on January 30, 2022. The transactions contemplated by the SPA were consummated immediately prior to the consummation of the transactions contemplated by the Purchase Agreement on April 14, 2022.

The Board determined that it was in the best interest of Earthstone and its stockholders to fund a portion of the purchase price for the acquisition of the Bighorn Assets with proceeds from the sale of the Preferred Stock in the PIPE. Other funds used in this regard came from the closing of a $550 million high yield debt offering by EEH of its 8.000% unsecured senior notes on April 12, 2022. The timing of the acquisition of the Bighorn Assets, however, did not allow sufficient time for the Earthstone stockholders to approve the issuance of greater than 19.9% of its voting stock, or the issuance of greater than 1% of its voting stock to EnCap Fund XI, both as required by the NYSE Listing Company Manual, and for such approvals to become effective. To address this timing concern and the NYSE requirement, the Board authorized and approved the issuance of the Preferred Stock, which did not require stockholder approval for issuance. The shares of Preferred Stock will automatically convert into shares of Class A Common Stock on the 21st day after the mailing of this Information Statement to Earthstone stockholders.

Pursuant to the SPA, EnCap Fund XI and Post Oak collectively purchased 280,000 shares of Preferred Stock, each share of which is convertible into 90.0900900900901 shares of Class A Common Stock, for gross proceeds to Earthstone of $280 million, equivalent to a price of $11.10 per share of Class A Common Stock. The transactions contemplated by the SPA were contingent upon all closing conditions to the Purchase Agreement having been satisfied substantially concurrent therewith. Earthstone used the net proceeds from the sale of the Preferred Stock to partially fund the acquisition of the Bighorn Assets.

The Preferred Stock was offered and sold in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), pursuant to Section 4(a)(2) thereof, to “accredited investors” (as defined in Rule 501(a) under the Securities Act) and may not be re-offered or sold absent registration or an applicable exemption from registration under the Securities Act.

The aggregate liquidation preference of the Preferred Stock is $1,000 per share or approximately $280 million, plus accrued and unpaid dividends. No dividends will be paid on the Preferred Stock if it converts into Class A Common Stock on or before October 1, 2022. The Preferred Stock will convert automatically on the 21st calendar day after Earthstone mails this Information Statement to its stockholders. On January 30, 2022, Earthstone received the Written Consent approving the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock from stockholders representing more than 50% of the voting power of all of the outstanding shares of Common Stock. The Class A Common Stock issuable upon conversion of the Preferred Stock represents approximately 18.2% of the outstanding Common Stock as of May 2, 2022 after giving effect to the conversion.

Also on January 30, 2022, Cypress and EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”), an affiliate of EnCap, entered into a securities purchase agreement (the “Cypress Agreement”) providing for the sale by EnCap Fund VII of 4,611,808 shares (the “Fund VII Shares”) of Class A Common Stock to Cypress at a price of $11.10 per share (the same price as the initial conversion price of the Preferred Stock). The closing of the transactions contemplated by the Cypress Agreement occurred immediately prior to the closing of the transactions contemplated by the SPA on April 14, 2022.
As of the date of the SPA, EnCap and its affiliates beneficially owned approximately 46.5% of the outstanding voting power of Earthstone. Two of Earthstone’s directors are affiliated with EnCap or its affiliates. One of Earthstone’s directors recently retired from EnCap in December 2020. As discussed above, the SPA and the PIPE were evaluated and approved by the Audit Committee. The terms and conversion price of the Preferred Stock were negotiated at arm’s length between the Audit Committee and Post Oak, with EnCap not participating in the negotiation of the conversion price. In connection with the closing of the transactions contemplated by the SPA, Earthstone entered into a customary registration rights agreement with EnCap Fund XI and Post Oak containing provisions by which Earthstone agreed, among other things, to file a registration statement on Form S-3 with the SEC providing for the registration of the shares of Class A Common Stock underlying the Preferred Stock (as well as any other shares of Class A Common Stock owned by Cypress and EnCap Fund XI, including the Fund VII Shares purchased by Cypress from EnCap Fund VII on April 14, 2022) and cooperate in certain underwritten offerings thereof. Cypress and EnCap Fund XI also have customary piggyback registration rights under the registration rights agreement. In connection with the closing of the transactions contemplated by the SPA, Earthstone, Cypress and affiliates of Warburg, and EnCap entered into a voting agreement containing provisions by which Cypress will have the right to designate a director to the Board.

For additional information about the terms of the shares of Preferred Stock and other outstanding capital stock, see “Description of Our Capital Stock” below. For additional information about the terms of the registration rights agreement applicable to the shares of Class A Common Stock issued upon conversion of the Preferred Stock, see “Registration Rights Agreement” below. For additional information about the voting agreement, see “Voting Agreement” below.

Stockholder Approval

The Class A Common Stock is listed on the NYSE. Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock, if:

•    such common stock or securities have, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or securities convertible into common stock;

•    the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock; or

•    the number of shares of common stock to be issued is, or will be upon issuance, equal to more than one percent of the number of shares of common stock outstanding or voting power outstanding before the issuance and such issuance is to a Related Party (as defined in the NYSE Listed Company Manual) of Earthstone, or where such securities are issued as consideration in a transaction in which a Related Party has a five percent or greater interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock or securities convertible into common stock could result in an issuance that exceeds either five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance.

Because the number of shares of Class A Common Stock issuable upon conversion of the shares of Preferred Stock issued pursuant to the SPA would represent greater than each of the foregoing thresholds, and because EnCap Fund XI who purchased shares of Preferred Stock pursuant to the SPA is a Related Party (as defined in the NYSE Listed Company Manual) of Earthstone, stockholder approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock is required under NYSE rules and regulations.
On January 30, 2022, certain entities controlled or affiliated with EnCap (collectively, the “EnCap Funds”) and certain entities controlled or affiliated with Warburg (collectively, the “Warburg Funds”, and together with the EnCap Funds, the “Consenting Stockholders”) delivered to Earthstone the Written Consent approving the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock. As of January 30, 2022, the Consenting Stockholders held shares of Common Stock representing, in the aggregate, approximately 61.6% of the voting power of all of the outstanding shares of Common Stock. Accordingly, the Written Consent provided the requisite approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock by Earthstone’s stockholders in accordance with the NYSE rules and regulations. No further approval of the stockholders is required to approve the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock under the DGCL, the Certificate of Incorporation, the Bylaws, the SPA or the NYSE rules and regulations. As a result, Earthstone is not soliciting your vote for the approval of the conversion feature of the Preferred Stock and the issuance of the shares of Class A Common Stock upon conversion of the Preferred Stock and does not intend to call a meeting of stockholders for purposes of voting on the adoption and approval thereof.

    In accordance with the Certificate of Incorporation, the Board is expressly granted authority to issue shares of preferred stock, in one or more series, and to fix for each such series such voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series and as may be permitted by the DGCL. Accordingly, no approval by the holders of the Common Stock was required for the issuance of Preferred Stock under the DGCL. The consummation of the private placement of the Preferred Stock pursuant to the SPA occurred on April 14, 2022.

EFFECTS OF THE PROPOSED ISSUANCE OF CLASS A COMMON STOCK

The issuance of a significant number of shares of Class A Common Stock upon conversion of the Preferred Stock will be dilutive to the existing holders of Common Stock and may adversely affect the market price of the Class A Common Stock.

    Earthstone has agreed to file a registration statement to permit the public resale of the shares of Class A Common Stock underlying the Preferred Stock. On April 14, 2022, Cypress purchased 4,611,808 shares of Class A Common Stock from EnCap Fund VII and Earthstone agreed that such shares would be included as registrable securities under the Registration Rights Agreement. The influx of such a substantial number of shares into the public market could have a significant negative effect on the trading price of the Class A Common Stock. As of May 2,

2022, 113,363,543 shares of Common Stock were issued and outstanding. An additional 25,225,225 shares of Class A Common Stock will be issued and outstanding upon the conversion of the outstanding Preferred Stock (assuming a liquidation preference of $1,000 and a conversion price of $11.10, each of which is subject to adjustment in certain circumstances as provided in the Certificate). The conversion of the Preferred Stock would result in the holders thereof owning approximately 18.2% of the outstanding Common Stock after giving effect to such conversion.

    The registration rights we have granted may facilitate the resale of shares of the Class A Common Stock (including the Fund VII Shares and the shares issued upon conversion of the Preferred Stock) into the public market and, if the Investors sell their shares, increase the number of shares of the Class A Common Stock available for public trading. The potential for the Investors to sell shares of Class A Common Stock upon effectiveness of the registration statement could create a market overhang that may exert downward pressure on the trading price of the Class A Common Stock.

INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN

    EnCap and its affiliated entities, which includes EnCap Fund XI, directly or indirectly held shares representing approximately 46.5% of the voting power of all of the issued and outstanding shares of Common Stock as of January 30, 2022, the date the Written Consent was delivered to Earthstone. On April 14, 2022, EnCap Fund XI, managed by affiliates of EnCap, purchased 220,000 shares of Preferred Stock from Earthstone for $220 million pursuant to the SPA, and EnCap Fund VII, managed by affiliates of EnCap, sold 4,611,808 shares of Class A Common Stock to Cypress at a purchase price of $11.10 per share pursuant to the Cypress Agreement. After giving effect to such transactions and assuming the conversion of the Preferred Stock, EnCap and its affiliates will directly or indirectly hold shares representing approximately 40.5% of the voting power of all of the issued and outstanding shares of Common Stock. Messrs. Thielemann and Zorich are directors of Earthstone and employed by EnCap. Mr. Snoots, a director of Earthstone, retired from EnCap in December 2020. On April 14, 2022, the size of the Board was increased to eleven members and the Board appointed Mr. Frost W. Cochran to the Board as a Class II director at the request of Cypress pursuant to the Voting Agreement.

    No other director or officer of Earthstone, nor any associate of such person, has any substantial interest by security holding or otherwise in the issuance of the shares of Class A Common Stock underlying the outstanding shares of the Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
    The following table includes all holdings of our Class A Common Stock and Class B Common Stock, as of May 2, 2022, of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our outstanding shares of Class A Common Stock or Class B Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The following table does not include the shares of Class A Common Stock issuable upon conversion of the Preferred Stock.

	Shares Beneficially Owned by Certain Beneficial Owners and Management (1)(2)
	Class A Common Stock		Class B Common Stock		Combined Voting Power
Name	Number	Percent of Class (4)	Number	Percent of Class (5)	Number	Percent (3)
Named Executive Officers:
Frank A. Lodzinski (6)(7)	623,349	*	—	—	623,349	*
Robert J. Anderson (7)	485,397	*	—	—	485,397	*
Steven C. Collins (7)	281,769	*	—	—	281,769	*
Tony Oviedo (7)	118,425	*	—	—	118,425	*
Mark Lumpkin, Jr. (7)	146,123	*	—	—	146,123	*
Timothy D. Merrifield (7)	352,568	*	—	—	352,568	*

Non-Employee Directors:
Frost W. Cochran	—	—	—	—	—	—
David S. Habachy	—	—	—	—	—	—
Jay F. Joliat (7)	199,951	*	—	—	199,951	*
Phillip D. Kramer (7)	105,000	*	—	—	105,000	*
Ray Singleton (7)	609,710	*	—	—	609,710	*
Wynne M. Snoots, Jr.	—	—	—	—	—	—
Brad A. Thielemann	—	—	—	—	—	—
Zachary G. Urban (7)	67,965	*	—	—	67,965	*
Robert L. Zorich	—	—	—	—	—	—

Officers and Directors as a Group (15 persons): (7)	2,990,257	3.8%	—	—	2,990,257	2.6%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P. (8)	2,303,000	2.9%	33,956,524	99.1%	36,259,524	32.0%
Warburg Pincus LLC (9)	26,389,956	33.4%	—	—	26,389,956	23.3%
Bighorn Permian Resources, LLC (10)	5,650,977	7.1%	—	—	5,650,977	5.0%
Cypress Investments, LLC (11)	4,611,808	5.8%	—	—	4,611,808	4.1%

*    Less than one percent.

(1) Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement (the “EEH LLC Agreement”) of EEH, holders (“EEH Common Unit Holders”) of units of limited liability company interests of

EEH denominated as Common Units (the “EEH Common Units”) will have the right to exchange all or a portion of its EEH Common Units (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each EEH Common Unit (and corresponding share of Class B Common Stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Earthstone has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by EEH Common Unit Holders of their exchange right. As a result, beneficial ownership of Class B Common Stock and EEH Common Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.

(2)    This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.

(3)    Represents the percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each EEH Common Unit held by such holder.

(4)    The percentage is based upon 79,091,777 shares of Class A Common Stock issued and outstanding as of May 2, 2022.

(5)    The percentage is based upon 34,271,766 shares of Class B Common Stock issued and outstanding as of May 2, 2022.

(6)    465,208 shares are held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(7) Represents the following number of restricted stock units that will vest within 60 days of May 2, 2022 with each restricted stock unit representing the contingent right to receive one share of Class A Common Stock: Mr. Lodzinski – 5,950; Mr. Anderson – 20,257; Mr. Collins – 11,620; Mr. Oviedo – 11,620; Mr. Lumpkin – 11,620; Mr. Merrifield – 11,620; Mr. Joliat – 2,975; Mr. Kramer – 2,975; Mr. Singleton – 2,975; Mr. Urban – 2,975; and all directors and named executive officers as a group – 84,587.

(8)    Attributable to shares owned directly or indirectly by three investment funds affiliated with EnCap (the “EnCap Funds”): (i) EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”), which directly holds 2,303,000 shares of Class A Common Stock, (ii) EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”), which beneficially owns 33,956,524 shares of Class B Common Stock and an equivalent number of EEH Common Units that are directly owned by its wholly owned subsidiary Bold Energy Holdings, LLC, and (iii) EnCap Fund XI, which directly holds 220,000 shares of Preferred Stock that will automatically convert into 19,819,820 shares of Class A Common Stock on the 21st day after the mailing of this Information Statement to Earthstone stockholders. EnCap Partners GP, LLC (“EnCap Partners GP”) is general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P. (“EnCap Investments LP”), which is the general partner of EnCap Equity Fund VIII GP, L.P. (“EnCap Fund VIII GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”), which are the general partners of EnCap Fund VIII and EnCap Fund IX, respectively. EnCap Investments LP is also the sole member of EnCap Equity Fund XI GP, LLC (“EnCap Fund XI LLC”), which is the general partner of EnCap Equity Fund XI GP, L.P. (“Fund XI GP”), which is general partner of EnCap Fund XI. Therefore, each of EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VIII GP, EnCap Fund IX GP, EnCap Fund XI LLC and EnCap Fund XI GP may be deemed to beneficially own the reported securities that are held beneficially or of record by any EnCap Funds under its direct or indirect control. Each of EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VIII GP, EnCap Fund IX GP, EnCap Fund XI LLC and EnCap Fund XI GP disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The address for the EnCap entities listed above is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(9)    Based solely on a Schedule 13D/A filed with the SEC on February 23, 2022 by the Warburg Entities: the Warburg Pincus LLC shareholders (the “WP Shareholders”) are: (i) Warburg Pincus Private Equity (E&P) XI – A, L.P. (“WP E&P XI A”) which holds 2,123,393 shares of Class A Common Stock, (ii) Warburg Pincus XI (E&P) Partners – A, L.P. (“WP XI E&P Partners A”) which holds 163,270 shares of Class A Common Stock, (iii) WP IRH Holdings, L.P. (“WP IRH Holdings”) which holds 2,068,675 shares of Class A Common Stock, (iv) Warburg Pincus XI (E&P) Partners-B IRH, LLC (“WP XI E&P Partners B IRH”) which holds 57,365 shares of Class A Common

Stock, (v) WP Energy IRH Holdings, L.P. (“WPE IRH Holdings”) which holds 3,179,794 shares of Class A Common Stock, (vi) WP Energy Partners IRH Holdings, L.P. (“WPE Partners IRH Holdings”) which holds 260,350 shares of Class A Common Stock, (vii) Warburg Pincus Energy (E&P) Partners-B IRH, LLC (“WPE E&P Partners B IRH”) which holds 101,492 shares of Class A Common Stock, (viii) Warburg Pincus Energy (E&P) Partners-A, L.P. (“WPE E&P Partners A”) which holds 525,185 shares of Class A Common Stock (including 51,295 Escrow Shares), (ix) Warburg Pincus Energy (E&P)-A, L.P. (“WPE E&P A”) which holds 8,695,591 shares of Class A Common Stock (including 849,295 Escrow Shares), (x) WP Energy Partners Chisholm Holdings, L.P. (“WPEP Chisholm Holdings”) which holds 193,990 shares of Class A Common Stock (including 44,375 Escrow Shares), (xi) Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (“WPE E&E Partners B Chisholm”) which holds 75,623 shares of Class A Common Stock (including 17,299 Escrow Shares), (xii) Warburg Pincus Private Equity (E&P) XII (A), L.P. (“WP PE E&P XII”) which holds 2,403,171 shares of Class A Common Stock (including 549,725 Escrow Shares), (xiii) WP XII Chisholm Holdings, L.P. (“WP XII Chisholm Holdings”) which holds 3,428,621 shares of Class A Common Stock (including 784,298 Escrow Shares), (xiv) Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC (“WP XII E&P Partners 2 Chisholm”) which holds 37,614 shares of Class A Common Stock (including 8,604 Escrow Shares), (xv) Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (“WP PE E&P XII D”) which holds 57,671 shares of Class A Common Stock (including 13,192 Escrow Shares), (xvi) Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (“WP PE E&E XII E”) which holds 87,262 shares of Class A Common Stock (including 19,961 Escrow Shares), (xvii) Warburg Pincus XII (E&P) Partners-1, L.P. (“WP XII E&P Partners 1”) which holds 404,419 shares of Class A Common Stock (including 92,511 Escrow Shares), and (xviii) WP XII (E&P) Partners (A), L.P. (“WP XII E&P Partners A”) which holds 157,165 shares of Class A Common Stock (including 35,951 Escrow Shares). The above amounts include an aggregate of 3,008,485 shares of Class A Common Stock (“Escrow Shares”) placed in escrow for indemnification claims pursuant to that certain Purchase and Sale Agreement dated as of December 15, 2021, by and among Earthstone, EEH, Chisholm Energy Operating, LLC and Chisholm Energy Agent, Inc., and held for the benefit of holders indicated above. Warburg Pincus XI (E&P) Partners – B, L.P. (“WP XI E&P Partners B”) is the general partner of WP XI E&P Partners B IRH. Warburg Pincus (E&P) XI, L.P. (“WP XI E&P GP”) is the general partner of WP E&P XI A, WP XI E&P Partners A, WP IRH Holdings, and WP XI E&P Partners B. Warburg Pincus (E&P) XI LLC (“WP XI E&P GP LLC”) is the general partner of WP XI E&P GP. Warburg Pincus Partners (E&P) XI LLC (“WPP E&P XI”) is the managing member of WP XI E&P GP LLC. Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”) is the managing member of WPE E&P Partners B Chisholm and the general partner of WPE E&P Partners B IRH. Warburg Pincus (E&P) Energy GP, L.P. (“WPE E&P GP”) is the general partner of WPE IRH Holdings, WPE Partners IRH Holdings, WPE E&P Partners B, WPE E&P Partners A, WPE E&P A, WPE Chisholm Holdings and WPEP Chisholm Holdings. WPE E&P Energy LLC is the general partner of WP E&P Energy GP. Warburg Pincus XII (E&P) Partners-2, L.P. (“WP XII E&P Partners 2”) is the managing member of WP XII E&P Partners 2 Chisholm. Warburg Pincus (E&P) XII, L.P. (“WP E&P XII”) is the general partner of WP XII E&P Partners 2, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP E&P XII LLC is the general partner of WP E&P XII. Warburg Pincus (E&P) Energy LLC (“WPE E&P GP LLC”) is the general partner of WPE E&P GP. Warburg Pincus Partners II (US), L.P. (“WPP II US”) is the managing member of WPP E&P XI, WP E&P XII LLC and WPE E&P GP LLC. Warburg Pincus & Company US, LLC (“WP & Co. US LLC”) is the general partner of WPP II US. Warburg Pincus LLC (“WP LLC”) is a registered investment adviser, and the manager of WP PE E&P XII, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners 1, WP XII E&P Partners A, WP E&P XI A, WP XI E&P Partners A, WP XI E&P Partners B, WPE E&P Partners A, WPE E&P Partners B and WPE E&P (collectively, the “Managed Entities”). As such, each of WP XI E&P GP, WP XI E&P GP LLC and WPP E&P XI may be deemed to share beneficial ownership of the shares held of record by each of WP E&P XI A, WP XI E&P Partners A, WP IRH Holdings, WP XI E&P Partners B IRH and WP XI E&P Partners B. WP XI E&P Partners B may be deemed to share beneficial ownership of the shares held of record by WP XI E&P Partners B IRH. Each of WPE E&P GP, WPE E&P GP LLC, WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of WPE E&P A, WPE E&P Partners A, WPE E&P Partners B, WPE IRH Holdings, WPE Partners IRH Holdings, WPE Chisholm Holdings and WPEP Chisholm Holdings. Each of WP E&P XII LLC and WP E&P XII may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of WP XII E&P Partners 2 Chisholm, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP XII E&P Partners 2 may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, WP XII E&P Partners 2 Chisholm. WPE E&P Partners B may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, WPE E&P Partners B IRH and WPE E&P Partners B Chisholm. Each of WPP II US and WP & Co. US LLC may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, the Reporting Persons. WP & Co. US LLC may be deemed to share beneficial ownership of the shares held of record by, or for the benefit of, each of the Managed Entities. Each of the Warburg Entities disclaims any such beneficial ownership. The address of the Warburg Entities is 450 Lexington Avenue, New York, New York 10017.

(10) Based solely on a Schedule 13G filed with the SEC on April 22, 2022, Bighorn Permian Resources, LLC (“Bighorn Permian”) beneficially owns 5,650,977 shares of Class A Common Stock. Bighorn Permian directly holds 5,140,339 shares of Class A Common Stock and 510,638 shares of Class A Common Stock are directly held by

Bighorn, a wholly owned subsidiary of Bighorn Permian. The shares held directly by Bighorn are subject to potential indemnification claims pursuant to the Purchase Agreement. The address of Bighorn Permian and Bighorn is 5221 North O’Connor Blvd, Suite 1100, Irving, Texas 75039.

(11) Based solely on a Schedule 13D filed with the SEC on April 22, 2022, Cypress directly holds 4,611,808 shares of Class A Common Stock. Post Oak is the sole managing member of Cypress, and Post Oak Energy Holdings, LLC (“POEH”) is the sole general partner of Post Oak. Therefore, each of Post Oak and POEH may be deemed to beneficially own all of the shares of Class A Common Stock that are deemed to be beneficially owned by Cypress. Each of Post Oak and POEH disclaims beneficial ownership of such shares of Class A Common Stock except to the extent of its pecuniary interest therein. The address of each of Cypress, Post Oak and POEH is 34 S. Wynden Drive, Suite 300, Houston, Texas 77056.

Post-Conversion Security Ownership of Certain Holders

The following table gives effect to the conversion of the 280,000 shares of Preferred Stock into 25,225,225 shares of Class A Common Stock:

	Post-Conversion Shares Beneficially Owned by Certain Beneficial Owners
	Class A Common Stock		Class B Common Stock		Combined Voting Power (a)
Name	Number	Percent of Class (b)	Number	Percent of Class (c)	Number	Percent
Beneficial Owners of More than Five Percent:
EnCap Investments L.P.	22,122,820	21.2%	33,956,524	99.1%	56,079,344	40.5%
Warburg Pincus LLC	26,389,956	25.3%	—	—	26,389,956	19.0%
Bighorn Permian Resources, LLC	5,650,977	5.4%	—	—	5,650,977	4.1%
Cypress Investments, LLC	10,017,213	9.6%	—	—	10,017,213	7.2%

(a)    Represents the percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each EEH Common Unit held by such holder.

(b)    The percentage is based upon 104,317,002 shares of Class A Common Stock issued and outstanding as of May 2, 2022 assuming that the 280,000 shares of Preferred Stock have been converted into an aggregate of 25,225,225 shares of Class A Common Stock on such date.

(c)    The percentage is based upon 34,271,766 shares of Class B Common Stock issued and outstanding as of May 2, 2022.

DESCRIPTION OF OUR CAPITAL STOCK
This section of the Information Statement includes a description of our capital stock. You are encouraged to read our Certificate of Incorporation and our Bylaws for greater detail on the provisions that may be important to you. See “Where You Can Find More Information.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

General

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and is qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and to the applicable provisions of the DGCL. For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer to our Certificate of Incorporation, and our Bylaws, and to the applicable provisions of Delaware law. Our authorized capital stock consists of 270,000,000 shares of capital stock, par value $0.001 per share, of which:

•    200,000,000 shares are designated as Class A Common Stock;
•    50,000,000 shares are designated as Class B Common Stock (together with the Class A Common Stock, the “Common Stock”); and
•    20,000,000 shares are designated as preferred stock.

As of May 2, 2022, there were 79,091,777 shares of Class A Common Stock issued and outstanding, 34,271,766 shares of Class B Common Stock issued and outstanding, and 280,000 shares of preferred stock issued and outstanding. Our Board is authorized, without stockholder approval except as required by the rules of the NYSE, to issue additional shares of capital stock.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock are entitled to vote. Except as otherwise provided in our Certificate of Incorporation, or by applicable law, the holders of shares of Common Stock shall vote together as a single class on all matters. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Class A Common Stock have exclusively all other rights of stockholders of Earthstone, including but not limited to, (i) the right to receive dividends when, as and if declared by the Board out of assets lawfully available therefore and (ii) in the event of any distribution of assets upon the dissolution and liquidation of Earthstone, the right to receive ratably and equally all of the assets of Earthstone remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided in the future. Holders of Class B Common Stock as such are not entitled to receive dividends or distributions of assets upon dissolution or liquidation of Earthstone.

Shares of Class B Common Stock are exchangeable for shares of Class A Common Stock (or, if determined by Earthstone, cash) on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Company Agreement of EEH (the “EEH LLC Agreement”). Earthstone has reserved out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock and EEH Common Units for Class A Common Stock pursuant to the EEH LLC Agreement, such number of shares of Class A Common Stock that will be issuable upon any such exchange pursuant to the EEH LLC Agreement.

Preferred Stock

The Board is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by our Board, subject to the limitations prescribed by law and in accordance with the provisions of our Certificate of Incorporation, including but not limited to the following:

•    The designation of the series and the number of shares to constitute the series.
•    The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

•    Whether the shares of the series shall be subject to redemption by Earthstone and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.
•    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.
•    Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.
•    The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.
•    The restrictions, if any, on the issue or reissue of any additional preferred stock.
•    The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of Earthstone.

Series A Convertible Preferred Stock

On January 30, 2022, Earthstone entered into the SPA under which an aggregate of 280,000 shares of Preferred Stock were authorized to be issued to Cypress and EnCap Fund XI.
    Each share of Preferred Stock will automatically convert into 90.0900900900901 shares of Class A Common Stock (and each fractional share of Preferred Stock will convert into a proportionate number of shares of Class A Common Stock) on the day following the occurrence of certain events described below. If conversion has not occurred on or before October 1, 2022, holders of the Preferred Stock will be entitled to receive quarterly dividends accruing from the date of initial issuance at a rate of 8.0% per annum. The following discussion summarizes some, but not all, provisions of the certificate of designations governing the Preferred Stock. The certificate of designations governing the Preferred Stock was filed with the Secretary of State of the State of Delaware on April 13, 2022 (the “Certificate”), a copy of which is attached to this Information Statement as Annex A.
    Ranking.    The Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up:
•    Junior to any other class or series of stock that has terms providing that such class or series will rank senior to the Preferred Stock;

•    On parity with any other class or series of stock that has terms providing that such class or series will rank on parity with the Preferred Stock (which we refer to as “parity securities”); and

•    Senior to our Common Stock, and each other class or series of stock that has terms providing that such class or series will rank junior to the Preferred Stock (which we refer to as “junior securities”).
    Dividend Rights.    No dividends will be payable on the Preferred Stock if automatic conversion occurs on or before October 1, 2022. See “—Conversion.” However, if the Preferred Stock has not been converted into Class A Common Stock on or before October 1, 2022, then each holder of Preferred Stock will be entitled to receive dividends at an annual rate of 8.0% of the initial liquidation preference per share from the date of issuance. If a cash dividend is not declared and paid on any dividend payment date, then the liquidation preference per share of Preferred Stock will be increased by the amount of the unpaid dividend. An increase in the liquidation preference will have the effect of increasing the number of shares of Class A Common Stock into which the Preferred Stock is convertible, the price at which it is redeemable and the amount of the liquidation preference. Upon such an increase in the liquidation preference, we will have no further obligation with respect to the dividend that was accrued and payable with respect to the applicable dividend payment date.
    Unless converted, dividends on the Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2022 (each, a “dividend payment date”), to holders of record as they appear in our stock records at the close of business on the tenth business day immediately preceding the respective dividend payment date, or such other record date as may be fixed by our Board in advance of a dividend payment date, provided that no such record date shall be less than ten nor more than 60 calendar days preceding such date. Dividends payable on shares of Preferred Stock for any period other than a full quarterly period are computed on the basis of a 360-day year consisting of twelve 30-day months.
    Earthstone may not, without the prior consent of the holders of 95% the outstanding Preferred Stock voting as a separate class, declare or pay any dividend or distribution, whether in liquidation or otherwise, to the holders of, or purchase, redeem or otherwise acquire for value prior to its stated maturity:
•    any junior securities (with certain exceptions for such securities repurchased under Earthstone’s employee incentive plan), or

•    any parity securities, unless such dividends or distribution is allocated (i) to pay all accrued and unpaid dividends on the Preferred Stock and the parity securities, pro rata, based on the unpaid amount thereof, if there are any accrued and unpaid dividends on the Preferred Stock or such parity securities, and (ii) to pay the holders of Preferred Stock and the parity securities, pro rata based on their respective liquidation preferences, if there are no accrued and unpaid dividends on the Preferred Stock or such parity securities.

The holders of Preferred Stock will be entitled to receive, with respect to any distribution of cash or other property made to holders of Class A Common Stock, the amount that such holders of Preferred Stock would have been entitled to receive if the Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the Certificate) to Class A Common Stock on the record date for such distribution, which amounts will be paid pari passu with all holders of Class A Common Stock.

Liquidation Rights. Upon Earthstone’s voluntary or involuntary liquidation, dissolution or winding up, holders of Preferred Stock will be entitled to receive a liquidation preference equal to the original issuance price of $1,000 per share plus the amount attributable to any increase in the liquidation preference as described under “—Dividend Rights,” together with any accrued and unpaid dividends to the date of payment, before any payment or distribution is made to holders of Class A Common Stock or other junior securities. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to shares of Preferred Stock and all parity securities are not paid in full, the holders of shares of Preferred Stock and the holders of the parity securities will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid dividends to which each such holder is entitled. Notwithstanding the foregoing, if, in the event of any liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of Earthstone, the aggregate amount that the holders of Preferred Stock would have been entitled to receive in respect of the Preferred Stock if the Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the Certificate) to Class A Common Stock immediately prior to such liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of Earthstone (the “As-Converted Amount”) is greater than the aggregate amount of the liquidation preference otherwise payable to the holders of Preferred Stock, then the holders of Preferred Stock will, in lieu of receiving such aggregate liquidation preference, instead receive the As-Converted Amount, which As-Converted Amount will be paid pari passu with all holders of Class A Common Stock.

Unless the holders of 95% of the outstanding Preferred Stock agree otherwise, each of the following events would be deemed a liquidation, dissolution or winding up for purposes of determining the rights of holders of Preferred Stock:

•    the acquisition by any person or group, other than a holder of 5% or more of the Class A Common Stock on the initial issue date of the Preferred Stock, of securities (excluding shares of Class A Common Stock issuable upon conversion of the Preferred Stock) representing more than 35% of the voting power of our equity securities;

•    our approval of the sale of substantially all of Earthstone’s assets; or

•    approval by Earthstone’s stockholders of its merger or consolidation with another entity in certain circumstances.

    Conversion.    The Preferred Stock will automatically convert into Class A Common Stock on the day following the 20th calendar day after we mail this Information Statement to stockholders of Earthstone, which we anticipate will be on or about July 6, 2022.
    Each share of Preferred Stock will convert into a number of shares of Class A Common Stock determined by dividing the liquidation preference of the Preferred Stock, which is equal to the initial liquidation preference plus the amount of any accrued and unpaid dividends through the date of conversion, by the conversion price. Initially, the liquidation preference is equal to $280 million, and the conversion price is $11.10. Thus, initially, each share of Preferred Stock will be convertible into 90.0900900900901 shares of Class A Common Stock and each fractional share of Preferred Stock will be convertible into a proportionate number of shares of Class A Common Stock. The initial conversion price is subject to adjustment in certain circumstances, including stock splits, stock dividends, rights offerings, or combinations of our Common Stock. The liquidation preference will be increased if any accrued dividend is not paid in cash on the applicable dividend payment date, by an amount equal to the amount of the unpaid dividend, as described under “—Dividend Rights.” Any decrease in the conversion price or increase in the liquidation preference will result in a corresponding increase in the conversion rate of the Preferred Stock, and any increase in the conversion price will result in a corresponding decrease in the conversion rate.

    No fractional shares of Class A Common Stock will be issued upon conversion of shares of Preferred Stock. All shares, including fractional shares, of Class A Common Stock issuable to a holder of Preferred Stock will be aggregated. If after such aggregation, the conversion would result in the issuance of a fractional share of Class A Common Stock, the fraction will be rounded up or down to the nearest whole number of shares.
    Upon any reorganization or reclassification of our capital stock, any consolidation or merger with or into another company or any sale of all or substantially all of our assets to another company (if such transaction is not treated as a liquidation), we or such successor entity, as the case may be, will make appropriate provision so that each share of Preferred Stock then outstanding will be convertible into the kind and amount of securities, cash and other property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder or the number of shares of Class A Common Stock into which such share of Preferred Stock might have been converted immediately before such transaction, subject to such adjustment as shall be as nearly equivalent as may be practicable to the adjustments described above.
    Redemption.    Earthstone will be required to redeem all of the outstanding shares of Preferred Stock if the Preferred Stock has not been converted into Class A Common Stock on or before November 22, 2025. Earthstone will notify holders of record of Preferred Stock within 10 days upon the occurrence of such event, and the redemption must occur within 30 days following such event. Upon redemption, each holder of Preferred Stock will be entitled to receive in respect of each share of Preferred Stock held by such holder cash in the amount of the then-current liquidation preference, including all accrued and unpaid dividends through the date of redemption.
    Voting.

    (a)    Except as otherwise provided in our Certificate of Incorporation or the Certificate or as expressly required by law, the holders of Preferred Stock shall have no voting rights, including the right to elect any directors, and their consent shall not be required for taking any corporate action, except for any voting rights (including with respect to corporate actions) required by the DGCL, the Certificate of Incorporation or the Certificate.

(b)    The holders of not less than 10% of the shares of Preferred Stock outstanding may request the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, an Executive Vice President or the Secretary of Earthstone. Notice of such meeting shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of Earthstone. Such meeting shall be called for a time not earlier than ten days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within ten days after such request, then the holders of not less than 10% of the shares of Preferred Stock outstanding may designate in writing any holder of Preferred Stock to call such meeting on similar notice at the expense of Earthstone. Any holder of Preferred Stock so designated shall have access to the stock books of Earthstone relating to Preferred Stock for the purpose of calling a meeting of the holders pursuant to these provisions.

(c)    With respect to actions by the holders of Preferred Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Preferred Stock entitled to vote were present and voted.

Restriction and Limitations. Except as required by law, so long as any shares of Preferred Stock remain outstanding, Earthstone shall not, without the approval by the vote or written consent of the holders of at least 95% of the then outstanding shares of the Preferred Stock, voting together as a single class:

(a)    take any action including, without limitation, amending, altering, waiving, or modifying any provision of our Certificate of Incorporation or Bylaws which would adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the holders of Preferred Stock;

(b)    authorize, issue or increase the authorized amount of any class of senior securities or parity securities;

(c)    increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock;

(d)    enter into any agreement regarding, or any transaction or series of transactions resulting in, a change of control unless provision is made in the agreement effecting such transaction for the payment to the holders of Preferred Stock of the amounts payable in the event of liquidation;

(e)    cause EEH to issue additional Series A Preferred Units of EEH (“Series A Preferred Units”) (unless in connection with the issuance of Series A Preferred Stock expressly permitted by the Certificate) or any securities of EEH that are pari passu with or senior to the Series A Preferred Units; or

(f)    amend or cause to be amended the EEH LLC Agreement in any manner that would adversely affect the Series A Preferred Units or the Preferred Stock.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Certificate of Incorporation and Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•    permit Earthstone to issue, without any further vote or action by our stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•    provide that special meetings of Earthstone stockholders may only be called by an officer of Earthstone upon the written request of a majority of the Board;

•    our Board be classified into three classes: Class I, Class II, and Class III, each class having a three-year term of office. Under the DGCL, stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Our Certificate of Incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” The likely effect of the classification of the board of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Board will need at least two annual meetings of stockholders to effect this change;

•    provide that the authorized number of directors may be changed only by resolution of our Board;

•    provide that all vacancies, including newly created directorships shall be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•    provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice; and

•    provide that amendments to certain provisions of the Certificate of Incorporation require the approval of the holders of not less than 66-2/3% of the outstanding shares of the capital stock entitled to vote generally in the election of directors.

Delaware Law

Earthstone is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner, summarized below. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” generally is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

(1)    before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

(3)    at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The existence of this provision may have an anti-takeover effect with respect to transactions our Board does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Class A Common Stock held by stockholders.

Section 203 could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts. It may also have the effect of preventing changes in our management. It is possible that Section 203 could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or its voting stock is held of record by more than 2,000 stockholders.

Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving us.

REGISTRATION RIGHTS AGREEMENT
Pursuant to the terms of the SPA, at the closing of the transactions contemplated by the SPA, Earthstone, EnCap Fund XI and Cypress entered into a registration rights agreement (the “Registration Rights Agreement”) relating to the shares of Class A Common Stock issuable upon conversion of the Preferred Stock and the Fund VII Shares acquired by Cypress at the closing of the transactions contemplated by the Cypress Agreement. The Registration Rights Agreement provides that, within seventy-five days after the closing of the transactions contemplated by the SPA, Earthstone will prepare and file a registration statement to permit the public resale of the shares of Class A Common Stock issuable upon conversion of the Preferred Stock and the Fund VII Shares. Earthstone shall cause the registration statement to be continuously effective from and after the date it is first declared or becomes effective until the earlier of (i) all such shares of Class A Common Stock have been disposed of in the manner set forth in the registration statement or until there are no longer any such registrable shares of Class A Common Stock outstanding; and (ii) three years after the closing of the transactions contemplated by the SPA, subject to certain permitted extensions.
In addition, in the event that Earthstone proposes to engage in an underwritten offering in which shares of Class A Common Stock are to be sold to an underwriter on a firm commitment basis for reoffering to the public, or an offering that is a “bought deal” with one or more investment banks, Earthstone will give written notice of the proposed underwritten offering to the parties to the Registration Rights Agreement at least ten business days’ prior to the commencement of such offering, and such parties shall then have the right to include in the underwritten offering such number of shares of Class A Common Stock as they may request in writing within five business days of receipt of such notice, subject to certain limitations contained therein. If the underwritten offering is to be structured as an overnight underwritten offering, such that the offering would be launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day, Earthstone will notify the parties to the Registration Rights Agreement no later than one business day after Earthstone engages a managing underwriter and offer such parties the right to include in the overnight underwritten offering such number of shares of Class A Common Stock as they may request in writing, subject to certain limitations contained therein.
Finally, in the event that holders of shares of Class A Common Stock registrable under the Registration Rights Agreement elect to dispose of such Class A Common Stock under the shelf registration statement filed by Earthstone as required by the Registration Rights Agreement pursuant to an underwritten offering or overnight underwritten offering, and such underwritten offering or overnight underwritten offering is reasonably expected to generate gross proceeds of at least $20 million, Earthstone will, subject to certain limitations, (i) notify the parties to the Registration Rights Agreement of the proposed underwritten offering or overnight underwritten offering and offer such parties the opportunity to include in the underwritten offering or underwritten overnight offering such number of shares of Class A Common Stock as they may request in writing and (ii) cooperate in such underwritten offering or overnight underwritten offering, including by retaining underwriters selected by the offering holders to facilitate such underwritten offering or overnight underwritten offering.
Earthstone will pay all registration expenses incident to the performance of its obligations under the Registration Rights Agreement other than: (i) transfer taxes and fees of transfer agents and registrars; (ii) fees and expenses of counsel engaged by the selling stockholders; and (iii) commissions and discounts of brokers, dealers and underwriters.
VOTING AGREEMENT
Prior to the closing of the transactions contemplated by the SPA on April 14, 2022, the Board had ten directors which included three representatives of EnCap, one representative of Warburg, two members of Earthstone management, and four independent directors.
On April 14, 2022, in connection with the closing of the transactions contemplated by the SPA, Earthstone, Cypress, affiliates of Warburg, and EnCap entered into a voting agreement (the “Voting Agreement”) containing provisions by which Cypress will have the right to designate a director to the Board. Cypress’ right to designate a director will terminate upon the later to occur of (i) the first date on which Cypress and its affiliates, in the aggregate, beneficially own less than 5.5% of the outstanding Common Stock (taking into account the shares of Class A Common Stock underlying the Preferred Stock); and (ii) the one-year anniversary of the Voting Agreement. On April 14, 2022, in connection with the Voting Agreement, Frost W. Cochran was appointed to the Board as a Class II director.

OTHER MATTERS
Proposals by Security Holders
    No stockholder proposals are included in this Information Statement.
Effective Dates

    The actions will take effect on or about July 6, 2022, which is the 21st calendar day following the date Earthstone first mailed this Information Statement to its stockholders. The consummation of the purchase and sale of the shares of Preferred Stock pursuant to the SPA occurred on April 14, 2022.
Expenses
    Earthstone will bear all costs related to this Information Statement. Earthstone will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this Information Statement to such beneficial owners.
Dissenters’ Rights of Appraisal
    None of the DGCL, the Certificate of Incorporation or the Bylaws provides holders of the Common Stock or Preferred Stock with dissenters’ or appraisal rights in connection with the actions described in this Information Statement.
HOUSEHOLDING

    As permitted under the Exchange Act, in those instances where Earthstone is mailing a printed copy of this Information Statement, only one copy of this Information Statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified Earthstone of their desire to receive multiple copies of this Information Statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

    Earthstone will promptly deliver, upon oral or written request, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Earthstone by phone at (281) 298-4246 or by mail to Earthstone Energy Inc., 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. Stockholders residing at the same address and currently receiving multiple copies of this Information Statement may contact Earthstone at the address or telephone number above to request that only a single copy of an information statement be mailed in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. We have also filed this Information Statement, including annexes, under the Exchange Act. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this Information Statement.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Telephone: (281) 298-4246
Attention: Corporate Secretary

You can also find these filings on our website at www.earthstoneenergy.com. However, we are not incorporating the information on our website other than these filings into this Information Statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this Information Statement may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this Information Statement are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as “may,” “will,” “could,” “should,” “project,” “intends,” “plans,” “pursue,” “target,” “continue,” “believes,” “anticipates,” “expects,” “estimates,” “guidance,” “possible,” “probable,” “predicts,” or “potential,” the negative of such terms or variations thereon, or other comparable terminology. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals, potential acquisitions or mergers or prospects are also forward-looking statements. Actual results could differ materially from those anticipated in this filing or these forward-looking statements. Readers should consider carefully the risks described under the “Risk Factors” included in Earthstone’s Annual Report on Form 10-K for the year ended December 31, 2021, which describe factors that could cause our actual results to differ from those anticipated in forward-looking statements, including, but not limited to, the following factors:
•    continued volatility in commodity prices for oil, natural gas and natural gas liquids and the effect of prices set or influenced by action of the Organization of Petroleum Exporting Countries (“OPEC”), its members and other oil and natural gas producing countries;
•    the effect of existing and future laws, governmental regulations and the political and economic climates of the United States particularly with respect to climate change, alternative energy and similar topical movements;
•    substantial changes in estimates of our proved reserves;
•    substantial declines in the estimated values of our proved oil and natural gas reserves;
•    our ability to replace our oil and natural gas reserves;
•    impacts of world health events, including the coronavirus (“COVID-19”) pandemic;
•    the risk of the actual presence or recoverability of oil and natural gas reserves and that future production rates may be less than estimated;
•    the potential for production decline rates and associated production costs for our wells to be greater than we forecast;
•    the timing and extent of our success in acquiring, discovering, developing and producing oil and natural gas reserves;
•    the financial ability and willingness of our partners under our joint operating agreements to join in our plans for future exploration, development and production activities;
•    our ability to acquire additional mineral leases;
•    the cost and availability of high-quality equipment and services with fully trained and adequate personnel, such as contract drilling rigs and completion equipment on a timely basis and at reasonable prices;
•    risks in connection with potential acquisitions and the integration of significant acquisitions or assets acquired through merger or otherwise;
•    the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits;
•    the possibility that potential divestitures may not occur or could be burdened with unforeseen costs;
•    unanticipated reductions in the borrowing base under the credit agreement we are party to;
•    risks incidental to the drilling and operation of oil and natural gas wells including mechanical failures;
•    our dependence on the availability, use and disposal of water in our drilling, completion and production operations;
•    the availability of sufficient pipeline and other transportation facilities to carry our production to market and the impact of these facilities on realized prices;
•    significant competition for oil and natural gas acreage and acquisitions;
•    our ability to retain key members of senior management and key technical and financial employees;
•    changes in environmental laws and the regulation and enforcement related to those laws;
•    the identification of and severity of adverse environmental events and governmental responses to these or other environmental events;
•    legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic-fracturing regulations, derivatives reform, and changes in federal and state income taxes;
•    future environmental, social and governance compliance developments and increased attention to such matters which could adversely affect our ability to raise equity and debt capital;
•    general economic conditions, whether internationally, nationally or in the regional and local market areas in which we conduct business, may be less favorable than expected, including the possibility that economic conditions in the United States could deteriorate and that capital markets for equity and debt could be disrupted or unavailable;
•    social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States and acts of terrorism or sabotage;
•    our insurance coverage may not adequately cover all losses that may be sustained in connection with our business activities;
•    other economic, competitive, governmental, regulatory, legislative, including federal and state regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;
•    the effect of our oil and natural gas derivative activities;
•    title to the properties in which we have an interest may be impaired by title defects;
•    our dependency on the skill, ability and decisions of third-party operators of oil and natural gas properties in which we have non-operated working interests; and
•    possible adverse results from litigation and the use of financial resources to defend ourselves.
All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this Information Statement. Other than as required under the applicable securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise. You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this Information Statement or, if earlier, as of the date they were made.

Annex A

EARTHSTONE ENERGY, INC.
_______________________
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
_______________________
SERIES A CONVERTIBLE PREFERRED STOCK
(Par Value $0.001 Per Share)
Earthstone Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Third Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board, by resolution, to set forth the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, in one or more series of up to 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on January 30, 2022 the following resolution, which resolution remains in full force and effect on the date hereof:
RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series consisting of 280,000 shares of Preferred Stock, designated Series A Convertible Preferred Stock, and hereby fixes the powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of, such series of Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

    Section 1. General; Ranking.

(a)    There shall be created from the 20,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “Series A Convertible Preferred Stock” par value $0.001 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 280,000.

(b)    Notwithstanding anything to the contrary herein, the shares of Series A Preferred Stock and any shares of Class A common stock, $0.001 par value per share of the Corporation (the “Class A Common Stock”), issued upon conversion thereof shall be in uncertificated, book-entry form or, if requested by any holder of Series A Preferred Stock, such holder’s shares shall be issued in certificated form, in each case as permitted by the Amended and Restated Bylaws of the Corporation, as amended, and the DGCL.

(c)    The Series A Preferred Stock shall rank senior to the Class A Common Stock, the Class B common stock, $0.001 par value per share of the Corporation (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”), and any other class or series of stock issued by the Corporation ranking junior as to the Series A Preferred Stock with respect to payment of dividends, or upon liquidation or winding up of the Corporation (collectively, “Junior Securities”). The Series A Preferred Stock shall rank junior to all Senior Securities with respect to both the payment of dividends and the distribution of assets on liquidation, winding up or dissolution. The term “Senior Securities” means any class or series of stock issued by the Corporation ranking senior to the Series A Preferred Stock with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation.

Section 2. Dividends.

(a)    Commencing October 1, 2022 (the “Grace Period Expiration Date”), the holders of the Series A Preferred Stock shall be entitled to receive out of any assets legally available therefor dividends on each outstanding share of Series A Preferred Stock at the rate of 8.0% per annum of the Liquidation Preference (as defined in Section 3(a)) per share from the earliest original issue date of any shares of the Series A Preferred Stock (the “Issue Date”), payable quarterly in cash, subject to Section 2(c), on March 31, June 30, September 30 and December 31 of each year (each a “Dividend Payment Date”), beginning December 31, 2022, when, as and if declared by the Board, in accordance with the preference and priority described in Section 1 with respect to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Except as provided below, such dividends shall accrue on a daily basis from the Issue Date, whether or not in any period the Corporation is legally permitted to make the payment of such dividends and whether or not such dividends are declared. Neither conversion on or after the Grace Period Expiration Date nor redemption of the Series A Preferred Stock on or after the Grace Period Expiration Date shall affect any holder’s right to receive any accrued but unpaid dividends on such Series A Preferred Stock. Notwithstanding any other provision herein, no dividends shall be payable or accrue on the Series A Preferred Stock if conversion, as described in Section 5, occurs before the Grace Period Expiration Date. Except to the extent set forth in Section 2(c), dividends shall not be cumulative.

(b)    Dividends shall be calculated on the basis of the time elapsed from but excluding the last preceding Dividend Payment Date (or the Issue Date in respect of the first dividend payable on December 31, 2022) to and including the Dividend Payment Date or any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Corporation. Dividends payable on the shares of Series A Preferred Stock for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of twelve, 30-day months.

(c)    To the extent any accrued dividends are not declared and paid in full in cash on a Dividend Payment Date, the Liquidation Preference of each share of Series A Preferred Stock outstanding as of such Dividend Payment Date shall automatically be increased by an amount equal to the unpaid amount of the dividend that shall have accrued on such share to and including the Dividend Payment Date, effective as of the date immediately following such Dividend Payment Date. The Liquidation Preference, as so adjusted, shall thereafter be used for all purposes hereunder, including, without limitation, for purposes of the accrual of future dividends in accordance with Section 2(a), the determination of the Liquidation Preference in accordance with Section 3(a) and the determination of the number of shares of Class A Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with Section 5(a). The adjustment of the Liquidation Preference as provided in this Section 2(c) shall satisfy in full the Corporation’s obligation to pay dividends on the applicable Dividend Payment Date, and following such adjustment under no circumstance shall dividends be deemed to be accrued or in arrears with respect to any period prior to and including such Dividend Payment Date.

(d)    Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series A Preferred Stock as they appear on the Corporation’s books at the close of business on the tenth Business Day (as hereinafter defined) immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board in advance of a Dividend Payment Date, provided that no such record date shall be less than 10 or more than 60 calendar days preceding such Dividend Payment Date. If a Dividend Payment Date is not a Business Day, then any dividend declared in respect of such date shall be due and payable on the first Business Day following such Dividend Payment Date. Dividends paid in cash on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares outstanding. “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

(e)    So long as any shares of Series A Preferred Stock are outstanding, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Junior Securities), without the prior consent of the holders of at least 95% of the outstanding shares of Series A Preferred Stock voting together as a separate class, except with respect to Junior Securities repurchased by the Corporation in satisfaction of tax withholding obligations under the Corporation’s employee incentive plans. So long as any shares of Series A Preferred Stock are outstanding and without the prior consent of the holders of at least 95% of the outstanding shares of Series A Preferred Stock voting together as a separate class, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Parity Securities (as hereinafter defined), nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Parity Securities), unless (i) if there are any accrued and unpaid dividends on the Series A Preferred Stock or such Parity Security, such dividend or distribution shall be allocated to pay such accrued and unpaid dividends on the Series A Preferred Stock and such Parity Security, pro rata based on the amount of such accrued and unpaid dividends and (ii) if all accrued and unpaid dividends have been paid on the Series A Preferred Stock and such Parity Security, such dividends and

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distributions shall be allocated pro rata to the holders of the Series A Preferred Stock and the Parity Security based on the respective liquidation preferences thereof. “Parity Security” means any class or series of stock issued by the Corporation ranking on a parity with the Series A Preferred Stock with respect to payment of dividends, and upon liquidation, dissolution or winding up of the Corporation.

(f)    The holders of the Series A Preferred Stock shall be entitled to receive, with respect to any distribution of cash or other property made to holders of Class A Common Stock, the amount that such holders of Series A Preferred Stock would have been entitled to receive if the Series A Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Class A Common Stock as provided in Section 5 on the record date for such distribution, which amounts shall be paid pari passu with all holders of Class A Common Stock.

Section 3. Liquidation.

(a)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, in accordance with the preference and priority described in Section 2 as to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $1,000.00 per share of Series A Preferred Stock (as the same may be adjusted pursuant to Section 2(c), the “Initial Liquidation Preference”) plus any accrued but unpaid dividends thereon (together with the Initial Liquidation Preference, the “Liquidation Preference”). To the extent the available assets are insufficient to fully satisfy the Liquidation Preference, then the holders of the Series A Preferred Stock shall share ratably in such distribution in the proportion that each holder’s shares bears to the total number of shares of Series A Preferred Stock outstanding. No payment on account of any such liquidation, dissolution or winding up of the Corporation shall be paid to the holders of the shares of Series A Preferred Stock or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Series A Preferred Stock and the holders of any Parity Securities amounts in proportion to the respective full preferential amounts to which each is entitled with respect to such distribution. For purposes of this Section 3(a), absent the consent of holders of at least 95% of the Series A Preferred Stock, a Change of Control shall be deemed to be a liquidation, dissolution or winding-up of the Corporation; provided, however, that payments on account of such Change of Control may not be made unless Earthstone Energy Holdings, LLC (“EEH”) is permitted to make distributions to the Corporation to the extent required for the Corporation to make such payment in compliance with the “restricted payment” limitations set forth in Section 9.04 of that certain Credit Agreement dated as of November 21, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof) by and among EEH, as borrower, the Corporation, Wells Fargo Bank, National Association, in its capacity as administrative agent, and the lenders from time to time party thereto. “Change of Control” means (A) the acquisition at any time by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a person or group who or which is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 5% or more of the Corporation’s Common Stock on the Issue Date, of securities (excluding shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock) representing more than 35% of the combined voting power in the election of directors of the then outstanding securities of the Corporation or any successor of the Corporation; (B) approval by the Corporation or any of its subsidiaries of any sale or disposition of substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; or (C) approval by the stockholders of the Corporation of any merger, consolidation or statutory share exchange to which the Corporation is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation. Notwithstanding anything in this Section 3(a) to the contrary, if, in the event of any liquidation, dissolution or winding up of the Corporation (or deemed liquidation, dissolution or winding up of the Corporation), the aggregate amount that the holders of Series A Preferred Stock would have been entitled to receive in respect of the Series A Preferred Stock if the Series A Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Class A Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation (or deemed liquidation, dissolution or winding up of the Corporation) (the “As-Converted Amount”) is greater than the aggregate Liquidation Preference otherwise payable to such holders pursuant to this Section 3(a), then the holders of Series A Preferred Stock shall, in lieu of receiving such aggregate Liquidation Preference, instead receive the As-Converted Amount, which As-Converted Amount shall be paid pari passu with all holders of Class A Common Stock.

(b)    Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days prior to any payment date stated therein, to the holders of record of the shares of Series A Preferred Stock at their respective addresses as the same shall appear in the records of the Corporation.

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(c)    Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

Section 4. Voting. Except as otherwise provided in the Certificate of Incorporation or this Certificate of Designations or as expressly required by law, the holders of Series A Preferred Stock shall have no voting rights, including the right to elect any directors, and their consent shall not be required for taking any corporate action, except for any voting rights (including with respect to corporate actions) required by the DGCL, the Certificate of Incorporation or this Certificate of Designations.

Section 5. Conversion. The Series A Preferred Stock shall be convertible into Class A Common Stock in accordance with the following:

(a)    Automatic Conversion. Each share of Series A Preferred Stock shall automatically convert into such number of shares of Class A Common Stock as provided in this Section 5 upon the day (the “Conversion Date”) immediately following the expiration of the twenty calendar day period commencing on the distribution to the Corporation’s stockholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Exchange Act of a definitive Information Statement on Schedule 14C filed by the Corporation with the U.S. Securities and Exchange Commission relating to the conversion of the Series A Preferred Stock into shares of Class A Common Stock and the issuance of shares of Class A Common Stock in connection with such conversion. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing (i) the Liquidation Preference of the Series A Preferred Stock determined pursuant to Section 3 as of the Conversion Date by (ii) the Conversion Price determined as hereinafter provided in effect on the Conversion Date. Each share of Series A Preferred Stock shall thus at the Issue Date be convertible into 90.0900900900901 shares of Class A Common Stock, subject to adjustment as set forth herein, and each fractional share of Series A Preferred Stock shall at the Issue Date be convertible into a proportionate number of shares of Class A Common Stock. Upon the automatic conversion of the Series A Preferred Stock, each holder shall be deemed to own the number of shares of Class A Common Stock into which the holder’s shares of Series A Preferred Stock are converted. On the Conversion Date, the number of shares of Class A Common Stock into which the shares of Series A Preferred Stock are converted shall be promptly issued in uncertificated, book-entry form and evidence thereof shall be promptly delivered by the Corporation or its transfer agent to the holders of Series A Preferred Stock. If requested by any holder of the Series A Preferred Stock, such shares of Class A Common Stock shall be issued in certificated form and such certificates shall be delivered to the holder of Series A Preferred Stock thereof or such holder’s designee. At the close of business on the Conversion Date, each holder shall be deemed to be the beneficial owner of the shares of Class A Common Stock, and the Series A Preferred Stock theretofore held by such holder shall no longer be outstanding. For purposes of clarity, to the extent the shares of Series A Preferred Stock are converted into Class A Common Stock prior to the Grace Period Expiration Date, the Liquidation Preference for purposes of calculating such conversion shall be the Initial Liquidation Preference and shall not include any accrued but unpaid dividends.

(b)    Determination of Conversion Price. For purposes hereof, the “Conversion Price” shall be $11.10, subject to adjustment as provided in this Section 5(b). If the Corporation at any time or from time to time makes, issues, declares, pays or fixes a record date for the determination of holders entitled to receive any dividend or other distribution payable on shares of Common Stock in Common Stock or other securities of the Corporation or any of its subsidiaries or in rights to acquire Common Stock or other securities of the Corporation or any of its subsidiaries, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then in each such event the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event, such that upon any conversion after any such event, a holder of Series A Preferred Stock shall be entitled to receive the number and class of any securities of the Corporation or other assets which the holder would have received had the Series A Preferred Stock been converted into Class A Common Stock immediately before the event.

(c)    Certificates as to Adjustments. Upon the occurrence of any adjustment of the Liquidation Preference pursuant to Section 2(c), or the occurrence of any adjustment or readjustment of the Conversion Price pursuant to Section 5(b), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and the principal financial officer of the Corporation shall verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments and (ii) the number of shares of Class A Common Stock or other securities and the amount, if any, of other property which at the time would be received upon the conversion of each share of Series A Preferred Stock.

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(d)    Notice of Record Date. If the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(e)    Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of (i) shares of Series A Preferred Stock and (ii) shares of Class A Common Stock on conversion of shares of Series A Preferred Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

Section 6. Consolidation, Merger, Etc. In case of any reorganization, reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation to any other person, if such transaction is not treated as a liquidation, dissolution or winding up as provided in Section 3, then, as part of such reorganization, reclassification, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Class A Common Stock deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined reasonably and in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

Section 7. Redemption of Series A Preferred Stock.

(a)    On November 22, 2025, if any shares of Series A Preferred Stock are then outstanding, a redemption event (“Redemption Event”) shall be deemed to have occurred and the Corporation shall be required to repurchase all of the outstanding shares of Series A Preferred Stock as provided in this Section 7.

(b)    Within 10 days after a Redemption Event, the Corporation shall mail a written notice (the “Redemption Notice”) to each holder of record of shares of Series A Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, the date on which the redemption of the Series A Preferred Stock shall occur (which day (the “Redemption Date”) must be within 30 days after the Redemption Event), and the amount to be paid to such holder in redemption of his, her or its shares of Series A Preferred Stock. On the Redemption Date, the Corporation shall pay to each holder of Series A Preferred Stock then outstanding an amount equal to the Liquidation Preference per share of Series A Preferred Stock held by such holder by wire transfer of immediately available funds to an account specified by such holder to the Corporation at least one day prior to the Redemption Date and, upon such holder’s receipt of such amount, the Series A Preferred Stock theretofore held by such holder shall no longer be outstanding.

Section 8. Other Provisions.

(a)    Best Efforts. The Corporation shall use its best efforts to effect the automatic conversion as provided in Section 5 above.

(b)    Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole, true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(c)    Reservation and Authorization of Class A Common Stock. The Corporation covenants that, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation will at all times reserve and keep available, from its authorized and unissued shares of Class A Common Stock solely for issuance and

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delivery upon the conversion of the shares of Series A Preferred Stock and free of preemptive rights, such number of shares of Class A Common Stock as from time to time shall be issuable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation further covenants that it shall, from time to time, take all steps necessary (including, without limitation, engaging in best efforts to obtain the requisite stockholder approval) to increase the authorized number of shares of its Class A Common Stock if at any time the authorized number of shares of Class A Common Stock remaining unissued would otherwise be insufficient to allow delivery of all of the shares of Class A Common Stock when deliverable upon the conversion in full of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock will, at all times, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Class A Common Stock is then listed.

(d)    Fractional Shares. No fractional shares of Class A Common Stock or scrip shall be issued upon conversion of shares of the Series A Preferred Stock. All shares of Class A Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Class A Common Stock, in lieu of issuing any fractional share, the fraction shall be rounded up or down to the nearest whole number of shares.

(e)    Severability. In case any one or more of the provisions contained in this Certificate of Designations shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Certificate of Designations a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

Section 9. Restriction and Limitations. Except as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the approval by the vote or written consent of the holders of at least 95% of the then outstanding shares of the Series A Preferred Stock, voting together as a single class:

(a)    take any action (including, without limitation, amending, altering, waiving, or modifying (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation (including, without limitation, by any filing or amending of a Certificate of Designation for any Senior Securities or Parity Securities) or the Amended and Restated Bylaws of the Corporation, as amended) which would adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the holders of Series A Preferred Stock;

(b)    authorize, issue or increase the authorized amount of any class of Senior Securities or Parity Securities;

(c)    increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred Stock;

(d)    enter into any agreement regarding, or any transaction or series of transactions resulting in, a Change of Control unless provision is made in the agreement effecting such transaction for the payment to the holders of Series A Preferred Stock of the amounts specified in Section 3;

(e)    cause EEH to issue additional Series A Preferred Units of EEH (“Series A Preferred Units”) (unless in connection with the issuance of Series A Preferred Stock expressly permitted by this Certificate of Designations) or any securities of EEH that are pari passu with or senior to the Series A Preferred Units; or

(f)    amend or cause to be amended the Second Amended and Restated Limited Liability Company Agreement of EEH, dated as of the date hereof, in any manner that would adversely affect the Series A Preferred Units or the Series A Preferred Stock.

Section 10. Corporation’s Dealings with Holders of Series A Preferred Stock. No payments shall be made to holders of Series A Preferred Stock, and no redemptions of Series A Preferred Stock shall be made, unless the

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right to receive such payments or participate in such redemptions are made available to all holders of Series A Preferred Stock on a pro rata basis based on the number of shares of Series A Preferred Stock such holder holds.

    Section 11. Meetings; Action Without a Meeting.

(a)    The holders of not less than 10% of the shares of Series A Preferred Stock outstanding may request the calling of a special meeting of the holders of Series A Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, an Executive Vice President or the Secretary of the Corporation. Notice of such meeting shall be given to each holder of record of Series A Preferred Stock by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within 10 days after such request, then the holders of not less than 10% of the shares of Series A Preferred Stock outstanding may designate in writing any holder of Series A Preferred Stock to call such meeting on similar notice at the expense of the Corporation. Any holder of Series A Preferred Stock so designated shall have access to the stock books of the Corporation relating to Series A Preferred Stock for the purpose of calling a meeting of the holders pursuant to these provisions.

(b)    With respect to actions by the holders of Series A Preferred Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Series A Preferred Stock entitled to vote were present and voted.

Section 12. Status of Reacquired Shares of Series A Preferred Stock. Shares of outstanding Series A Preferred Stock reacquired by the Corporation (including shares of Series A Preferred Stock that shall have been redeemed pursuant to the provisions hereof) or cancelled upon conversion into Class A Common Stock shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and subject to later designation and issuance by the Corporation in accordance with its Certificate of Incorporation.

Section 13. Preemptive Rights. Holders of Series A Preferred Stock shall not be entitled to any preemptive, subscription or similar rights in respect of any securities of the Corporation, except as specifically set forth herein.

Section 14. No Impairment. The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment; provided that, to the extent that the rights and obligations of the holders of the Series A Preferred Stock and the Corporation with respect to any transaction, event or other matter are expressly addressed by one or more specific provisions of this Certificate of Designations, such provision(s) shall govern and this Section 14 shall be inapplicable with respect thereto.

Section 15. Notices. Any notice required by the provisions hereof to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation. Any notice required by the provisions hereof to be given to the Corporation shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Corporation at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, or such other address as the Corporation shall provide in writing to the holders of Series A Preferred Stock.

Section 16. Amendments. With the consent or approval of the holders of at least 95% of the Series A Preferred Stock then outstanding, the Corporation may amend or modify any of the foregoing rights, privileges and preferences with respect to the shares of Series A Preferred Stock, provided that no such amendment may materially and adversely affect a holder of Series A Preferred Stock without such holder’s approval.

[The Remainder of this Page Intentionally Left Blank]

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    IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this 13th day of April, 2022.

EARTHSTONE ENERGY, INC.

By: /s/ Robert J. Anderson
Name: Robert J. Anderson
Title: Authorized Officer

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